One Wall Street, New York, NY 10286

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

of The Bank of New York Company, Inc. (the ‘‘Company’’)

Where: At The Bank of New York, 101 Barclay Street, New York, New York.
When: On Tuesday, April 11, 2006, 9:00 a.m. local time.

To vote on the following matters:

1.	To elect fourteen directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified;

2.	To ratify the appointment by the Audit and Examining Committee of the Board of Directors, of Ernst & Young LLP as the Company’s independent public accountants for the current fiscal year;

3.	To consider a shareholder proposal with respect to cumulative voting;

4.	To consider a shareholder proposal with respect to reimbursement of expenses of opposition candidates for the Board; and

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on February 21, 2006 will be entitled to notice of and to vote at the Annual Meeting or any adjournment.

YOUR VOTE IS IMPORTANT

PLEASE VOTE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SO THAT YOUR VOTE MAY BE COUNTED.

You can vote by:

•	Internet;

•	telephone; or

•	completing, dating, signing and mailing the enclosed proxy card promptly in the return envelope provided.

We hope you will be able to attend.

By order of the Board of Directors,

Thomas A. Renyi Chairman of the Board	John M. Liftin Secretary

March 17, 2006

TABLE OF CONTENTS

Notice of Annual Meeting	Cover
Who Can Vote	1
What is a Proxy	1
How to Vote	1
Board of Directors and Director Compensation	2
Director Independence	3
Communications with the Board	3
Committees of the Board	3
Director Compensation	4
Compensation Committee Interlocks	5
Charitable Contributions	6
Item 1:Election of Directors	6
Nominees for Election as Directors	6
Security Ownership by Management	12
2005 Audit Committee Report	12
Audit Fees, Audit Related Fees, Tax Fees, All Other Fees	15
Other Services Provided by Ernst & Young LLP	15
Executive Compensation and Other Information	16
Summary Compensation Table	16
Option Grants	17
Option Exercises	17
Compensation and Organization Committee Report on Executive Compensation for 2005	18
Stock Performance Graphs	25
Employment Agreements and Related Matters	28
Retirement Plan Table and Discussion	30
Equity Compensation Plans	33
Directors’ and Officers’ Liability Insurance	33
Certain Relationships and Related Transactions	33
Section 16(a) Beneficial Ownership Reporting Compliance	35
Stock Ownership of Certain Beneficial Owners	35
Item 2:Ratification of Independent Public Accountants	35
Item 3:Shareholder proposal with respect to cumulative voting	35
Item 4:Shareholder proposal with respect to reimbursement of expenses of opposition candidates for the Board	36
Shareholder Proposals for the 2007 Annual Meeting	38
Exhibit A: Corporate Governance Guidelines.	A-1
Exhibit B: Guidelines for Determining Director Independence	B-1
Exhibit C: Audit and Examining Committee Charter	C-1

One Wall Street, New York, NY 10286

PROXY STATEMENT

THIS IS YOUR PROXY STATEMENT. IT GIVES YOU THE INFORMATION YOU NEED TO VOTE YOUR SHARES AT THE 2006 ANNUAL MEETING OF SHAREHOLDERS.

This Proxy Statement and the enclosed proxy card are being sent to you by the Board of Directors of The Bank of New York Company, Inc. (the ‘‘Company’’, ‘‘we’’ or ‘‘us’’) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the ‘‘Annual Meeting’’). This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about March 17, 2006.

The Annual Meeting will be held on April 11, 2006 at The Bank of New York, 101 Barclay Street, New York, New York, at 9:00 a.m. local time.

Who Can Vote. Only shareholders whose names appeared on the books of the Company at the close of business on the Record Date will be entitled to be notified of and to vote at the Annual Meeting or any adjournment. The Board of Directors has fixed February 21, 2006 as the Record Date. The outstanding voting stock of the Company on the Record Date was 772,227,542 shares of Common Stock ($7.50 par value) (‘‘Common Stock’’). Each share is entitled to one vote. The Company’s By-laws state that the presence, in person or by proxy, at the Annual Meeting of the holders of a majority of the shares of the Company's stock entitled to vote at such meeting constitutes a quorum for the transaction of business.

What is a Proxy? A proxy is an authorization to vote. Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three officers of the Company, who are called ‘‘proxies’’ and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card, or by telephone or Internet. A proxy card is enclosed.

How To Vote.

You can vote your shares by proxy by:

•	Internet;

•	telephone; or

•	completing, dating, signing and mailing the enclosed proxy card in the return envelope provided.

Read the enclosed card for instructions on how to vote over the Internet or by telephone.

You have the right to revoke your proxy at any time before it is voted by filing with the Office of the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. You may attend the Annual Meeting and vote in person, whether or not you previously submitted a proxy.

Each proxy submitted will be voted as directed, but if you sign and return a proxy card without giving specific voting instructions, your shares will be voted for the election of the nominees for directors named in this Proxy Statement, for ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants, and against the shareholder proposals set forth in Items 3 and 4 of this Proxy Statement. We are not now aware of any other matters to be presented except for those described in this Proxy Statement. If any other matters are presented at the meeting, the proxies may use their own judgment to decide how to vote your shares. Should any nominee for director named in this Proxy Statement become unable or unwilling to accept nomination or election, which is not anticipated, the persons acting as proxies will vote for the election of such other person, if any, as the Board of Directors may recommend. If the Annual Meeting is adjourned, your shares may be voted by the proxies on the new meeting date unless you have revoked your proxy.

The nominees for director who receive the highest number of ‘‘for’’ votes cast will be elected. The ‘‘for’’ vote of a majority of the votes cast is sufficient to ratify the appointment of Ernst & Young LLP and approve the shareholder proposals.

For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast ‘‘for’’ or ‘‘against’’ are counted. Pursuant to New York law, abstentions, broker ‘‘non-votes’’ (or votes ‘‘withheld’’ in the election of directors) will not be counted. A broker non-vote occurs when a broker, bank or other nominee that holds Company shares returns a proxy to the Company but cannot vote the shares it holds because it has not received voting instructions from the shareholder and the matter to be voted on is not ‘‘routine’’ under New York Stock Exchange (‘‘NYSE’’) rules. NYSE rules allow brokers, banks and other nominees to vote shares held by them on matters that the NYSE determines to be routine, even though the broker, bank or nominee has not received instructions from the shareholder. Under NYSE rules if your broker, bank or other nominee holds your shares in its name, it is permitted to vote on the election of directors and the ratification of Ernst & Young LLP as the Company’s independent public accountants but not on the shareholder proposals.

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, proxies may be solicited in person or by telephone, fax or e-mail by officers and regular employees of the Company and its subsidiaries who will not be specifically compensated therefor. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $17,500 plus reimbursement for out-of-pocket expenses. The Company will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxy cards and proxy material to the beneficial owners of such shares.

BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

The Company is a financial holding company whose principal subsidiary is The Bank of New York (the ‘‘Bank’’). The Company and the Bank are incorporated under the laws of the State of New York. The interests of shareholders are represented by the Board of Directors (the ‘‘Board’’), which oversees the business and management of the Company. Information concerning the members of the Board of Directors who are standing for re-election is set forth below under the caption ‘‘Nominees for Election as Directors.’’ This solicitation of proxies is intended to give all shareholders a chance to vote for the persons who are to be their representatives in the governance of the Company.

In accordance with New York law, the Company’s By-laws set forth the Board’s responsibilities and establish various corporate authorizations. The By-laws also deal with the organization of the Board, as described below. The Board has the power to amend the By-laws. The Board has adopted Corporate Governance Guidelines and a Code of Conduct. Written copies of the Corporate Governance Guidelines, Code of Conduct and charters of the Audit and Examining, Nominating and Governance and Compensation and Organization Committees are available on the Company's website, www.bankofny.com and are also available in print to any shareholder upon request. Requests should be addressed to Office of the Secretary, The Bank of New York Company, Inc., One Wall Street, New York, NY 10286.

Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

During 2005, the Board of Directors of the Company met a total of 10 times. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director served during 2005. The Board of the Bank, which during 2005 included all the members of the Board of Directors of the Company, met a total of 10 times.

Non-management directors, all of whom were determined to be independent (as discussed below) met in Executive Session without management eight times during 2005. Until April, 2005, these sessions were chaired by Mr. Kogan, who is Chairman of the Compensation and Organization Committee. After April, 2005, these sessions were chaired by Ms. Rein, who is Chair of the Audit and Examining Committee. Pursuant to the Company’s Corporate Governance Guidelines, the Chairmen of the Nominating and Governance Committee, the Compensation and Organization Committee and the Audit

and Examining Committee will serve as the director presiding (‘‘Presiding Director’’) at Executive Sessions for three year terms on a rotating basis.

All directors then serving on the Board attended the 2005 Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders, except in extenuating circumstances.

Director Independence

The Board of Directors has determined that each of the current non-management directors (Messrs. Biondi, Donofrio, Kogan, Kowalski, Luke, Malone, Myners, Ms. Rein, Messrs. Richardson, Roberts, Scott and Vaughan) is independent under the NYSE Listing Standards, which set forth certain criteria for determining whether a director is independent. The Board's determinations of director independence were made in accordance with the Guidelines for Determining Director Independence, which are included in this Proxy Statement as Exhibit B and which also appear on the Company's website, www.bankofny.com. Please also see ‘‘Certain Relationships and Related Transactions.’’

Communications with the Board

The Board has established a process for shareholders to send written communications to the Presiding Director or to the non-management directors as a group. Shareholders may send written communications to: The Bank of New York Company, Inc., Church Street Station, P.O. Box 2164, New York, New York 10008-2164. The Board unanimously approved the process for collecting, organizing and evaluating such shareholder communications.

Committees of the Board

The Board of Directors of the Company has appointed several committees that have responsibility for particular corporate matters and has adopted the committee charters referred to below. A description of these committees and their functions, including certain information concerning the directors who serve on such committees and are standing for re-election, follows.

The Board of Directors of the Company has a Nominating and Governance Committee (the ‘‘Nominating Committee’’) whose members during 2005 were Messrs. Luke (Chairman), Kogan, and Malone. All of the members of the Nominating Committee are independent under the NYSE Listing Standards. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and recommending to the Board of Directors the Corporate Governance Guidelines of the Company. The Nominating Committee’s charter is available on the Company’s website, www.bankofny.com. The Nominating Committee is willing to consider nominees recommended by shareholders for future election to the Board. Shareholders may submit in writing the names and qualifications of proposed nominees to the Nominating Committee, c/o the Office of the Secretary of the Company, One Wall Street, New York, NY 10286. Nominees proposed by shareholders receive the same consideration and evaluation as nominees proposed by management or directors. The Nominating Committee identifies candidates among individuals recommended to the Nominating Committee and may also search for candidates, based upon the needs of the Company for particular expertise or experience, through search firms and business contacts. The Nominating Committee reviews the qualifications of individuals suggested by shareholders, management and directors as potential candidates for the Board. The criteria for selecting nominees for election as directors of the Company include, but are not limited to, experience, accomplishments, education, skills, and personal and professional integrity. The Nominating Committee met five times during 2005.

The Board of Directors of the Company has an Audit and Examining Committee (the ‘‘Audit Committee’’) whose members are annually appointed and during 2005 were Ms. Rein (Chair), and Messrs. Kowalski, Myners and Richardson. The Board determined that all of the directors who serve on the Audit Committee are independent under NYSE Listing Standards and Securities and Exchange Commission (‘‘SEC’’) regulations implementing the Audit Committee member requirements of the Sarbanes-Oxley Act of 2002. The functions of the Audit Committee are described in its charter, a copy of which is attached to this Proxy Statement as Exhibit C and is also available on the Company’s website, www.bankofny.com.

One of the members of the Audit Committee serves on the audit committees of two other public companies. In accordance with the provisions of the Audit Committee Charter, the Board has determined that the director's duties on the other boards and committees do not impair the director's ability to serve effectively on the Audit Committee of the Company. The Board of Directors has determined that all members of the Audit Committee are financially literate. A number of the members of the Audit Committee are considered by the Board to have financial expertise, and, in 2005, the Board named Ms. Catherine A. Rein as the Company’s Audit Committee Financial Expert, as defined under SEC regulations. The Audit Committee met eight times in 2005.

The Board of Directors of the Company has a Compensation and Organization Committee (the ‘‘Compensation Committee’’) whose members during 2005 were Messrs. Kogan (Chairman), Biondi, Luke, Malone and Scott. The Board determined that all of the directors who serve on the Compensation Committee are independent under the NYSE Listing Standards. The Compensation Committee, whose charter is available on the Company’s website, www.bankofny.com, is responsible for matters of executive compensation and administration of the Company’s incentive compensation plans. The Compensation Committee met seven times in 2005.

The Board of Directors of the Company has a Pension Committee whose members during 2005 were Messrs. Richardson (Chairman), Scott and Vaughan and Ms. Rein. The Pension Committee is responsible for overseeing the funded status of the Company’s plans that are subject to the Employee Retirement Income Security Act of 1974, for periodically amending such plans to meet the Company’s objectives as plan sponsor, and for reporting to the Board on these matters. The Pension Committee met four times in 2005.

The Board of Directors of the Company has a Risk Committee whose members during 2005 were Messrs. Donofrio (Chairman), Kowalski, Myners, Richardson, Roberts, Scott and Vaughan and Ms. Rein. The Risk Committee assists the Board of Directors in assessing and reviewing the risk management activities of the Company and its subsidiaries, including operational risk and those risks associated with the extension of credit and market activities. The Risk Committee met four times in 2005.

The Board of Directors of the Company has an Executive Committee whose members during 2005 were Messrs. Renyi (Chairman), Donofrio, Hassell, Kogan, Kowalski, Luke, Malone, Richardson and Roberts and Ms. Rein. The Executive Committee has the full authority of the Company’s Board of Directors, except for limitations relating to major corporate matters. The Executive Committee met one time in 2005.

Director Compensation

During 2005, Non-Employee Directors were compensated as shown on the following table:

Annual Cash Retainer	$30,000
Annual Equity Compensation	2,400 Shares of Company Common Stock
Board Meeting Fee	$1,800 per meeting
Committee Meeting Fee	$1,800 per meeting

Committee Chair Retainers

Name of Committee	Retainer
Audit and Examining	$10,000
Risk	$7,000
Compensation and Organization	$5,000
Nominating and Governance	$3,000
Pension	$3,000
Community Reinvestment Act and Fair Lending	$3,000
Fiduciary and Technology	$3,000
Planning	$3,000

Effective January 1, 2006 Non-Employee Directors are compensated as shown on the following table:

Annual Cash Retainer	$45,000
Annual Equity Compensation	Shares of Company Common Stock with a fair market value* of $100,000 on the date of award.**
Board Meeting Fee	$1,800 per meeting
Committee Meeting Fee	$1,800 per meeting

Committee Chair Retainers

Name of Committee	Retainer
Audit and Examining	$10,000
Risk	$ 7,000
Compensation and Organization	$ 7,000
Nominating and Governance	$ 5,000
Pension	$ 5,000
Corporate Responsibility	$ 3,000
Fiduciary and Technology	$ 3,000
Planning	$ 3,000
Presiding Director Annual Stipend	$10,000

*	Fair market value is calculated by taking the average of the high and low price reported on the NYSE composite tape on the date of award.

**	Rounded to the nearest whole share.

Effective January 1, 2006 the Company established formal stock ownership guidelines for non-employee directors. After three years on the Board they are expected to hold shares of Company Common Stock equal in value to at least five times their annual cash retainer.

A director who serves on the boards of both the Company and the Bank receives only one retainer. If the boards of the Company and the Bank meet on the same day, only one meeting fee is paid for attendance at both meetings.

Officers of the Company and its subsidiaries do not receive any compensation for service on the boards of the Company or its subsidiaries, or the committees of the boards.

Under the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc. (the ‘‘Directors’ Deferred Compensation Plan’’), each director who is not an officer of the Company or any of its subsidiaries may elect to defer payment of all or a portion of the director’s annual retainer and meeting fees. Each director may elect, pursuant to the terms of the Directors’ Deferred Compensation Plan, to defer receipt of retainer and meeting fees and allocate such deferred fees to accounts on the Company’s books corresponding to selected investment funds that were available in 2005 under the Company’s Employee Savings & Investment Plan. The accounts are adjusted to reflect the investment performance of such funds. All payments are made in cash, except that payment is made in shares of Common Stock with respect to amounts allocated to the Company stock fund. The Directors’ Deferred Compensation Plan contains provisions for the payment of each director’s account balance upon such director’s termination following a Change of Control (as defined in the Directors’ Deferred Compensation Plan), retirement, death or other termination of services as a director. The Directors’ Deferred Compensation Plan is not funded and payments are made from the Company’s general assets.

On September 9, 2003, Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman/CEO, entered into a settlement with the U.S. Securities and Exchange Commission to resolve issues arising from the SEC’s inquiry into certain meetings by Schering-Plough Corporation with investors. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

COMPENSATION COMMITTEE INTERLOCKS

Mr. Malone, a member of the Compensation Committee, had certain business relationships with the Company that are disclosed under the caption ‘‘Certain Relationships and Related Transactions’’ in this Proxy Statement.

CHARITABLE CONTRIBUTIONS

In 2005, the Company did not make any contributions to any charitable organization of which a director of the Company was an executive officer that exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

Item 1. ELECTION OF DIRECTORS

Unless contrary instructions are given, the persons designated as proxies intend to vote on behalf of shareholders for the election of the nominees listed in the following pages. If any nominee becomes unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person, if any, as the Board of Directors may recommend. The directors elected will hold office until the next annual meeting and until their successors have been elected and qualified.

Nominees for Election as Directors

The following pages show each nominee for election as a director, his or her age, his or her principal occupation during the past five years, certain other directorships and trusteeships held, the year in which he or she became a director of the Company, and his or her holdings of Common Stock, all as of February 21, 2006. All nominees who are presently serving as directors were elected to their present term of office by the shareholders except for Mr. Vaughan, who was elected by the Board effective October 10, 2005. A third party search firm retained by the Nominating Committee performed a search based on criteria provided to it by the Nominating Committee and recommended several candidates, including Mr. Vaughan. The Nominating Committee nominated Mr. Vaughan.

The following information has been furnished by the nominees.

Nominee, Year Elected a Director and Securities Owned (1)	Principal Occupation and Other Information
FRANK J. BIONDI, JR. 1995 Common Shares: 30,560	Senior Managing Director of WaterView Advisors LLC, investment adviser to WaterView Partners LLC, a private equity limited partnership focused on media and entertainment
Senior Managing Director of WaterView Advisors LLC (formerly Biondi, Reiss Capital Management LLC) from March, 1999 to present. Chairman and Chief Executive Officer of Universal Studios from 1996 through 1998. Director of Amgen, Inc., The Bank of New York, Cablevision Systems Corp., Harrah’s Entertainment, Inc., Hasbro, Inc., Seagate Technology and the Museum of Television & Radio. Age 61.
NICHOLAS M. DONOFRIO 1999 Common Shares: 18,505	Executive Vice President, Innovation and Technology of IBM Corporation, developer and manufacturer of advanced information technologies
Executive Vice President, Innovation and Technology of IBM Corporation from July, 2005 to present. Senior Vice President, Technology and Manufacturing of IBM Corporation from August, 1997 to July, 2005. Senior Vice President, Server Group of IBM Corporation from January, 1995 to August, 1997. Director of The Bank of New York and INROADS. Member of the Board of Trustees of Rensselaer Polytechnic Institute. Chairman Emeritus of the Board of Directors of the National Action Council for Minorities in Engineering, Inc. (NACME). Age 60.
GERALD L. HASSELL 1998 Common Shares: 877,562	President of The Bank of New York Company, Inc. and The Bank of New York
President of The Bank of New York Company, Inc. and The Bank of New York since September, 1998. Senior Executive Vice President of The Bank of New York Company, Inc. from August, 1998, and Senior Executive Vice President and Chief Commercial Banking Officer of The Bank of New York from December, 1994 to September, 1998. Executive Vice President of The Bank of New York from June, 1990 to December, 1994. Director of The Bank of New York and Private Export Funding Corporation. Trustee of Big Brothers/Big Sisters of New York City. Member of the Financial Services Roundtable and Financial Services Forum. Member of Board of Visitors of Duke University Fuqua School of Business. Age 54.

Nominee, Year Elected a Director and Securities Owned (1)	Principal Occupation and Other Information
RICHARD J. KOGAN 1996 Common Shares: 24,000	Retired President and Chief Executive Officer of Schering-Plough Corporation, manufacturer of pharmaceutical and consumer products
President and Chief Executive Officer of Schering-Plough Corporation from November, 1996 to April, 2003. Chairman from November, 1998 to November, 2002. President from 1986 to November, 1998. Principal of The KOGAN Group LLC. Director of The Bank of New York and Colgate-Palmolive Company. Member of the Board of Trustees of New York University and The Saint Barnabas Corporation and Medical Center. Member of the Council on Foreign Relations. Age 64.
MICHAEL J. KOWALSKI 2003 Common Shares: 13,560	Chairman and Chief Executive Officer of Tiffany & Co., international designers, manufacturers and distributors of jewelry and fine goods
Chairman of Tiffany & Co. from January, 2003 to present, and Chief Executive Officer since February, 1999. President of Tiffany & Co. from January, 1996 to January, 2003. Executive Vice President from March, 1992 to January, 1996. Chief Operating Officer from January, 1997 to February, 1999. Director of The Bank of New York, Fairmont Hotels & Resorts, Inc., Tiffany & Co. and Jewelers of America. Trustee of the Wildlife Conservation Society and the National Parks Conservation Association. Age 53.
JOHN A. LUKE, JR. 1996 Common Shares: 23,600	Chairman and Chief Executive Officer of MeadWestvaco Corporation, manufacturer of paper, packaging and specialty chemicals
Chairman of MeadWestvaco Corporation from December, 2002 to present and Chief Executive Officer since January, 2002. President of MeadWestvaco Corporation from January, 2002 to April, 2003. Chairman, President and Chief Executive Officer of Westvaco Corporation from 1996 to January, 2002. President and Chief Executive Officer of Westvaco Corporation from 1992 to January, 2002. Director of American Forest and Paper Association, The Bank of New York, FM Global, MeadWestvaco Corporation and The Timken Company. Trustee of Lawrence University and the American Enterprise Institute for Public Policy Research. Age 57.

Nominee, Year Elected a Director and Securities Owned (1)	Principal Occupation and Other Information
JOHN C. MALONE 1986 Common Shares: 46,800	Chairman of Liberty Media Corporation, producer and distributor of entertainment, communications, informational programming and electronic retailing services
Chairman of Liberty Media Corporation from October, 1990 to present. Chairman of Liberty Global, Inc. (successor by merger to Liberty Media International, Inc.) from June, 2005 to present. Chairman, CEO and President of Liberty Media International, Inc. from June, 2004 to June, 2005. Chairman of Tele-Communications, Inc. from November, 1996 and Chief Executive Officer from January, 1994 to March, 1999. Director of The Bank of New York, CATO Institute, Expedia, Inc., Liberty Media Corporation and Liberty Global, Inc. Member of Shareholders Committee of Discovery Communications, Inc. Age 64.
PAUL MYNERS, CBE 2002 Common Shares: 12,600	Chairman of Guardian Media Group plc, a UK media business with interests in national and community newspapers, magazines and radio
Chairman of Guardian Media Group plc from 2000 to present. Chairman of Marks and Spencer PLC from 2004 to present. Chairman of Aspen Insurance Holdings Limited from 2002 to present. Director of The Bank of New York, Marks and Spencer PLC and a Member of the Court of the Bank of England. Chairman of Tate. Trustee of Glyndebourne Opera. Age 57.
CATHERINE A. REIN 1981 Common Shares: 81,566	Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., insurance and financial services
Senior Executive Vice President and Chief Administrative Officer of Metlife, Inc. from January, 2005 to present. President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from March, 1999 to January, 2005. Senior Executive Vice President-Business Services Group and Corporate Development and Services of Metropolitan Life Insurance Company from February, 1998 to March, 1999. Director of The Bank of New York, FirstEnergy Corp. and New England Financial, Inc. Trustee of the New York University Law Center Foundation. Age 63.

Nominee, Year Elected a Director and Securities Owned (1)	Principal Occupation and Other Information
THOMAS A. RENYI 1992 Common Shares: 1,139,470	Chairman and Chief Executive Officer of The Bank of New York Company, Inc. and The Bank of New York
Chairman of The Bank of New York Company, Inc. and The Bank of New York since February, 1998. Chief Executive Officer of The Bank of New York Company, Inc. since July, 1997. President of The Bank of New York Company, Inc. from March, 1992 to September, 1998. Chief Executive Officer of The Bank of New York since January, 1996 and President from December, 1994 to September, 1998. Chief Operating Officer of The Bank of New York from December, 1994 to January, 1996. Vice Chairman of The Bank of New York from 1992 to 1994. Director of The Bank of New York, Lincoln Center for the Performing Arts, The Clearing House, Public Service Enterprise Group, Inc. and United Way of New York City. Member of the Board of Managers of The New York Botanical Garden. Member of the Boards of Trustees of Bates College and Rutgers, the State University. Age 59.
WILLIAM C. RICHARDSON 1998 Common Shares: 19,716	President and Chief Executive Officer Emeritus of W.K. Kellogg Foundation, a private foundation
President and Chief Executive Officer of W.K. Kellogg Foundation from August, 1995 to December, 2005. President and Professor of Health Policy and Management, Johns Hopkins University from 1990 to 1995. Director of The Bank of New York, Kellogg Company, Exelon Corporation and CSX Corporation. Trustee of the W.K. Kellogg Foundation Trust. Age 65.
BRIAN L. ROBERTS 1999 Common Shares: 21,192	Chairman and CEO of Comcast Corporation, developer, manager and operator of broadband cable networks and provider of content
Chairman of Comcast Corporation from June, 2004 to present and CEO since November, 2002. President of Comcast Corporation since 1990. Director of The Bank of New York, Comcast Corporation and Comcast Holdings Corporation. Age 46.

Nominee, Year Elected a Director and Securities Owned (1)	Principal Occupation and Other Information
SAMUEL C. SCOTT III 2003 Common Shares: 11,743	Chairman, President and Chief Executive Officer of Corn Products International, Inc., global producers of corn-refined products and ingredients
Chairman and Chief Executive Officer of Corn Products International, Inc. since 2001. President since 1997 and Chief Operating Officer from 1997 to 2001. Director of The Bank of New York, Corn Products International, Inc. and Motorola, Inc. Age 61.
RICHARD C. VAUGHAN 2005 Common Shares: 3,400	Retired Executive Vice President and Chief Financial Officer of Lincoln National Corporation, provider of life insurance, annuities, retirement plans and other financial services to individual and institutional clients
Executive Vice President of Lincoln National Corporation from 1995 to 2005 and Chief Financial Officer from 1992 to 2005. Director of The Bank of New York, DaVita Inc. and YMCA of Philadelphia and Vicinity. Age 56.

(1)	Includes shares held individually or jointly with others, in the Directors' Deferred Compensation Plan or in the name of a bank, broker or nominee for the individual’s account.

SECURITY OWNERSHIP BY MANAGEMENT

The following table indicates the beneficial ownership of the Company’s Common Stock as of February 21, 2006, by each of the directors (including all nominees for re-election), the chief executive officer and the other four most highly compensated executive officers and all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and officers. No director or officer currently holds any shares of the Company’s Preferred Stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Shares that may be acquired within 60 days by Exercise of Options	Total	Percent of Common Stock (1)
Frank J. Biondi, Jr.	30,560		—	30,560
Nicholas M. Donofrio	18,505		—	18,505
Gerald L. Hassell	877,562	(2)	1,775,870	2,653,432
Richard J. Kogan	24,000		—	24,000
Michael J. Kowalski	13,560		—	13,560
John A. Luke, Jr.	23,600		—	23,600
John C. Malone	46,800		—	46,800
Donald R. Monks	483,109		1,270,000	1,753,109
Paul Myners	12,600		—	12,600
Catherine A. Rein	81,566		—	81,566
Thomas A. Renyi	1,139,470	(3)	3,728,666	4,868,136
William C. Richardson	19,716		—	19,716
Brian L. Roberts	21,192		—	21,192
Samuel C. Scott III	11,743		—	11,743
Richard C. Vaughan	3,400		—	3,400
Bruce W. Van Saun	306,013		996,973	1,302,986
Joseph M. Velli	948,160	(4)	1,294,204	2,242,364
All directors and executive officers of the Company, as a group (a total of 29 persons, including those named above)	5,419,092		13,448,694	18,867,786	2.44%

(1)	All percentages are less than 1% of the Company’s outstanding shares of Common Stock except as indicated.

(2)	Excludes 60,000 shares held by Mr. Hassell’s spouse as to which shares he disclaims beneficial ownership and includes 57,854 shares held by two family trusts.

(3)	Excludes 3,350 shares held by Mr. Renyi’s spouse as to which shares he disclaims beneficial ownership and includes 78,157 shares held by three family trusts.

(4)	Excludes 1,168 shares held by Mr. Velli’s spouse as to which shares he disclaims beneficial ownership.

2005 AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its statutory and fiduciary responsibilities with respect to internal control, accounting policies, and auditing and reporting practices. The Audit Committee assists the Board in its oversight of (i) the integrity of the financial statements and the financial reporting process; (ii) compliance with legal and regulatory requirements; (iii) the independent public accountants’ qualifications and independence; and (iv) the performance of the independent public accountants and the Company’s internal audit function.

The Audit Committee consists of independent directors meeting the requirements of the guidelines specified in the Company’s Corporate Governance Guidelines plus additional requirements imposed upon audit committees by the Securities and Exchange Commission (‘‘SEC’’) and the New York Stock Exchange (‘‘NYSE’’) Listing Standards. All members of the Audit Committee are ‘‘financially literate,’’ and collectively the members have such other qualifications as are mandated by the SEC and NYSE Listing

Standards. One of the members of the Audit Committee serves on the audit committee of two other public companies. In accordance with the provisions of the Audit Committee Charter, the Board has determined that the director’s duties on the other boards and committees do not impair the director’s ability to serve effectively on the Audit Committee of the Company.

The Audit Committee is entitled to place reasonable reliance on (i) the integrity of those persons and organizations within and outside the Company from whom and from which the Audit Committee receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations. Actual knowledge to the contrary with respect to either of the above items will be promptly reported to the Board by the Audit Committee.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints related to accounting, internal accounting controls, auditing matters, and other situations which affect or could potentially affect the accuracy of the books and records of the Company.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as for maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent public accountants, Ernst & Young LLP, are responsible for planning and performing proper audits, including an audit of the Company’s annual consolidated financial statements filed on Form 10-K, and other procedures, including reviews of the Company’s unaudited interim consolidated financial statements prior to the filing of each quarterly report on Form 10-Q. The Audit Committee is responsible for maintaining open communication between the Audit Committee and the independent public accountants, internal auditors, management, and the Board.

To evaluate the system of internal control over financial reporting and disclosure, management and the independent public accountants (Ernst & Young LLP) utilize the methodology underlying the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management documented the system of internal control over financial reporting and disclosure, tested the controls for adequacy and evaluated the effectiveness of the system in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met with management, internal audit and the independent public accountants periodically during 2005 to receive status reports on the results of the documentation, testing, and evaluations of the system of internal controls over financial reporting and disclosure. As of December 31, 2005, management provided the Audit Committee with a report of their review on the design and operating effectiveness of internal controls over financial reporting and disclosure. This report was included in the Company’s Annual Report on Form 10-K. The Audit Committee continues to monitor the Company’s process for evaluating the design and operating effectiveness of internal controls over financial reporting and disclosure and will continue this monitoring process going forward in 2006.

The Audit Committee reviewed the audited consolidated financial statements in the Company’s Annual Report with management, and has discussed with management (i) the quality, not just the acceptability, of the Company’s accounting principles; (ii) the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including any significant changes in the Company’s selection or application of accounting principles and any major issues regarding the adequacy of the Company’s internal controls; (iii) the effect of any significant regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; (iv) any special audit steps adopted in light of any material control deficiencies; and (v) the clarity of disclosures made in the financial statements. The Audit Committee also reviewed the Company’s disclosures under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ included in the Company’s Annual Report on Form 10-K. In conjunction with the reviews of the Company’s Forms 10-K and 10-Q, the Audit Committee also received a report from the Disclosure Committee of the Company and reviewed the process for the CEO and CFO quarterly certifications of the SEC filings, as well as the Company’s disclosure controls and procedures, including any changes or deficiencies. The Audit Committee has reviewed a report from the CEO and CFO made in connection with their certifications of the Company’s Forms 10-K and 10-Q about (i) any significant deficiencies in the design or operation of internal controls or material weaknesses therein and (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls.

The Audit Committee has discussed with the Company’s independent public accountants, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, the independent public accountants’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles as applied in financial reporting, the reasonableness of significant financial reporting issues and judgments, the clarity of the disclosures in the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the independent public accountants’ opinion on the effectiveness of internal control over financial reporting and any matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

In addition, as required by Independence Standards Board Standard No. 1, the Audit Committee has: (i) received from the Company’s independent public accountants written disclosure of all relationships, if any, between the Company’s independent public accountants and its related entities and the Company and its related entities that, in the independent public accountants’ professional judgment may reasonably be thought to bear on their independence; (ii) received a letter from the Company’s independent public accountants confirming that in the independent public accountants’ professional judgment, they are independent of the Company; and (iii) discussed with the Company’s independent public accountants their independence from management and the Company. In further assessing the independence and qualifications of Ernst & Young LLP, the Committee has received and reviewed a report by the independent public accountants describing: (i) the independent public accountants’ internal quality-control procedures; (ii) material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the past five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (iii) all relationships between the independent public accountants and the Company. The Audit Committee has also determined that the provision of certain non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal auditors and independent public accountants the overall scope and plans for their respective audits, matters related to the conduct of the audit, including the adequacy of staffing, and the results of the audit. The Audit Committee meets with the internal auditors and independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, which is filed with the Securities and Exchange Commission. The Audit Committee has obtained assurance from the independent public accountants that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934. The Audit Committee has, after evaluating the independent public accountants’ qualifications, performance and independence, as well as evaluating the performance of the lead engagement partner, appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent public accountants for 2006.

By: The Audit Committee February 22, 2006 Catherine A. Rein Michael J. Kowalski Paul Myners William C. Richardson

Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees

The Company utilizes the services of Ernst & Young LLP for various audit, tax, and other non-audit services. The aggregate fees billed to the Company by Ernst & Young LLP for their audit of the Company’s annual financial statements and reviews of the interim financial statements in the Company’s Forms 10-K and 10-Q for the years ended December 31, 2005 and December 31, 2004 was $6.0 million and $5.3 million, respectively. The increase in the audit fees charged to the Company primarily relates to normal rate and scope increases.

The aggregate fees billed to the Company by Ernst & Young LLP for all services for the year ended December 31, 2005 and 2004 were as follows:

Fee Type	2005	2004
Audit Fees	$5,968,000	$5,338,000
Audit Related Fees
Service Organization Reports (‘‘SAS 70 reports’’) and other Regulatory Reports	3,921,000	2,581,000
Other Audit Related Fees	none	248,000
Total Audit Related Fees	3,921,000	2,829,000
Tax Fees
Tax Compliance	935,000	497,000
Tax Consulting	1,595,000	1,688,000
Total Tax Fees	2,530,000	2,185,000
All Other Fees	567,000	429,000
Total for All Non-Audit Fees	7,018,000	5,443,000
Total for all Ernst & Young LLP Fees	$12,986,000	$10,781,000

The Company did not engage Ernst & Young LLP to provide any professional services with respect to financial information systems design and implementation for the years ended December 31, 2005 or 2004.

The Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services performed by the independent public accountants, Ernst & Young LLP. The Audit Committee will not engage the independent public accountants to perform the specific non-audit services that are precluded by law or regulation or any services that would impair the independence of the independent public accountants. The Audit Committee has established policies and procedures for the pre-approval of audit and non-audit services for which the Company engages Ernst & Young LLP. The Audit Committee has pre-approved certain specific services (‘‘Class Approval’’), for which management may retain Ernst & Young LLP subject to the review and approval of the Chief Auditor of the Company prior to the engagement of Ernst & Young LLP. All such Class Approvals would be presented to the Audit Committee for ratification at the next subsequent Audit Committee meeting. All other services would require the separate approval of the Audit Committee prior to engagement of Ernst & Young LLP (‘‘Specific Approval’’). The Committee has delegated the authority for Specific Approval to the Chairman of the Audit Committee. All such Specific Approvals are reported at the next subsequent Audit Committee meeting. All Audit Related, Tax and All Other services were pre-approved by the Audit Committee pursuant to these policies and procedures.

Other Services Provided by Ernst & Young LLP

Ernst & Young LLP also provided other services to associated entities of the Company that were charged directly to those entities. These amounts included $1.8 million for the audits of mutual funds and other funds advised by the Bank.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following tables present information concerning compensation for the chief executive officer and the four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the years indicated.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name and Position	Year	Salary	Bonus($)	Value of Performance Shares Earned(1) ($)	Other Annual Compensation (2)($)	Restricted Stock Awards($)		Securities Underlying Options/SARs(#)	All Other Compensation (6)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)
Thomas A. Renyi	2005	$1,000,000	$3,000,000	$3,974,880	$153,057	$0		0	$80,673
Chairman and	2004	1,000,000	3,000,000	4,862,610	143,919	0		340,000	80,448
CEO	2003	1,000,000	3,524,000	6,359,040	151,010	2,870,000	(3)	650,000	53,939
Gerald L. Hassell	2005	800,000	2,100,000	3,179,904	160,495	0		0	44,480
President	2004	800,000	2,000,000	3,890,088	154,770	0		175,000	44,256
	2003	696,153	2,411,000	5,087,232	160,848	1,599,000	(3)	375,000	37,550
Bruce W. Van Saun	2005	605,770	1,752,000	2,476,656	138,249	0		120,000	31,691
Vice Chairman and	2004	600,000	1,877,000	2,917,566	135,533	0		140,000	31,351
Chief Financial Officer	2003	542,308	1,648,000	2,861,568	0	1,168,500	(3)	275,000	29,252
Joseph M. Velli	2005	625,000	1,250,000	2,293,200	176,542	0		150,000	36,805
Senior Executive	2004	625,000	1,250,000	2,431,305	21,872	787,500	(4)	150,000	36,581
Vice President (5)	2003	538,558	1,100,000	1,589,760	0	758,500	(3)	325,000	28,895
Donald R. Monks	2005	533,654	1,175,000	2,293,200	119,183	0		150,000	38,477
Vice Chairman (5)	2004	525,000	1,125,000	2,431,305	107,113	787,500	(4)	150,000	38,079
	2003	525,000	1,000,000	1,589,760	111,012	656,000	(3)	325,000	26,250

(1)	The value of the 2005 performance shares earned is the value on December 31, 2005, of performance share awards made under the Company’s 1999 and 2003 Long-Term Incentive Plans and earned based on 2005 performance. Under the conditions of each award, shares are generally forfeitable if the officer’s employment terminates prior to February 14, 2008, except in the case of retirement, disability, death or a Change in Control as defined in the 1999 and 2003 Long-Term Incentive Plans. Prior to vesting, dividends are paid on outstanding shares. The number of shares which were earned based on 2005 performance and the value thereof on December 31, 2005, for the Named Executive Officers are shown in the table below.

	Shares Earned as of December 31, 2005 Based on 2005 Performance	Value of Shares Earned as of December 31, 2005 Based on 2005 Performance
Renyi	124,800	$ 3,974,880
Hassell	99,840	3,179,904
Van Saun	77,760	2,476,656
Velli	72,000	2,293,200
Monks	72,000	2,293,200
Total	446,400	$14,217,840

(2)	The items included under column (f) for 2005 consist of the value of car and driver and home security systems. We adopted new methodology for reporting perquisites for 2005 and applied this new methodology to prior years for comparison purposes. Under the prior methodology the use of a car and driver was not viewed as a reportable perquisite when required for security reasons and the value of the home security systems did not exceed $50,000.

(3)	Based on 2002 performance, the Named Executive Officers were each awarded restricted shares in March 2003. The number of shares and dollar value of the aggregate restricted stock holdings at December 31, 2005 for Messrs. Renyi, Hassell, Van Saun, Velli and Monks, respectively was 140,000/$4,459,000,78,000/$2,484,300,57,000/$1,815,450,62,000/$1,974,700 and 57,000/$1,815,450. Dividends are paid on outstanding restricted stock.

(4)	Based on 2003 performance, Messrs. Velli and Monks were each awarded restricted shares in March 2004.

(5)	Officer of The Bank of New York.

(6)	The items included under column (i) for 2005 consist of the following amounts for Messrs. Renyi, Hassell, Van Saun, Velli and Monks, respectively: (i) annual Company contributions on behalf of the named employees under the Company’s Employee Savings & Investment Plan and Excess Contribution Plan, amounting to $29,450, $25,450, $21,565, $21,950 and $20,123 (ii) annual allocations under the Company’s Employee Stock Ownership Plan of $1,378, $1,102, $827, $861and $0 (iii) taxable payments made to the named executives to cover premiums for universal life insurance policies owned by the executives of $45,480, $14,650, $6,820, $12,170 and $14,365, and (iv) annual premiums paid by the Company for executive long-term disability insurance of $4,365, $3,278, $2,479, $1,824 and $3,989.

Option Grants In Last Fiscal Year
Individual Grants (1)

Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value (2)
(a)	(b)	(c)	(d)	(e)	(f)
Renyi	0	0.00	N/A	N/A	$0
Hassell	0	0.00	N/A	N/A	0
Van Saun	120,000	1.92	$30.39	3/9/2015	735,600
Velli	150,000	2.40	$30.39	3/9/2015	919,500
Monks	150,000	2.40	$30.39	3/9/2015	919,500

(1)	All options were granted on March 9, 2005. For each Named Executive Officer, all of the options are non-qualified stock options and become exercisable one-third per year over three years from the grant date.

(2)	The Grant Date Present Value is determined by a lattice-based binomial model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the binomial model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. These numbers are not estimates or necessarily indicative of the Company's future stock price performance. If the price of Company Common Stock does not increase above the exercise price, no value will be realizable from these options. In determining the lattice based binomial value, the following underlying assumptions were used: (i) Stock price volatilities are based on implied volatilities from traded options on the Company's stock, historical volatility of the Company's stock, and other factors. This resulted in an expected volatility of 24%; (ii) Dividend yield represents the expected annual dividend yield of the Common Stock; (iii) The risk-free rate of return is 4.2%; (iv) The Company uses historical data to estimate option exercise and employee termination within the valuation model; and (v) The five year expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
(a)	(b)	(c)	(d)	(e)
Renyi	271,136	$5,228,237	3,496,666 / 443,334	$11,809,264 / $1,889,336
Hassell	111,136	2,224,860	1,592,537 / 241,667	4,373,122 / 1,090,000
Van Saun	0	0	818,639 / 305,001	1,614,611 / 974,536
Velli	66,136	1,310,648	1,085,870 / 358,334	3,702,826 / 1,163,672
Monks	48,000	920,474	1,061,666 / 358,334	3,407,824 / 1,163,672

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 2005

The Compensation and Organization Committee (the ‘‘Committee’’) designs, implements and administers the Company’s executive compensation program. The directors who serve on the Committee are independent as defined by New York Stock Exchange Listing Standards. Each director also complies with SEC and Department of Treasury rules governing outside director independence.

The Committee determines the compensation of the Chief Executive Officer and the other senior executive officers, including those named in the Summary Compensation Table. In addition, to ensure consistent alignment of compensation policy for top executive officers with overall Company financial performance and executive compensation strategies, the Committee and the Chief Executive Officer review the compensation and performance of approximately 50 of the Bank’s most highly compensated executives.

Compensation Policies and Practices

The Company’s executive compensation program (the ‘‘Program’’) is a pay-for-performance program, designed to meet the following objectives:

•	Establish compensation plans that reinforce a strong pay for performance culture

•	Motivate executives to drive long term financial performance and strategic results

•	Provide compensation opportunities that support the Company’s ability to attract and retain superior executives

The Committee engaged an independent compensation consultant in 2004 and 2005 to review the Company’s executive compensation program — on its own merit, as well as in the competitive context. Key competitors for evaluating 2005 compensation and financial performance consisted of the companies in the 11 company custom peer group used for the five-year comparison of total shareholder return. For 2006 compensation decisions, the Committee re-evaluated the peer group and made modifications as explained in the ‘‘2006 Executive Compensation Program’’ section of this report.

In making compensation decisions, the Committee evaluates an executive’s overall compensation package as well as its individual components. This evaluation considers Company performance, individual performance — both financial and non-financial — and the relative compensation levels of other executive officers. The Committee meets regularly in executive session, both alone and with its outside compensation consultant.

Program components include:

•	Base salary

•	Annual cash incentives

•	Long term incentives consisting of restricted and/or performance share grants and stock options

•	Retirement and other benefits

The program is designed to provide total compensation opportunities that are competitive with the Company’s peers and reflect both corporate and individual performance. The Company establishes challenging short- and long-term performance goals that reflect above-budget performance. When performance falls short of those goals, actual compensation will fall below the targeted level and when performance exceeds those goals, compensation will exceed the targeted level.

2005 Performance

2005 financial performance demonstrated continued progress towards achieving the Company’s principal goals of accelerating revenue growth, generating positive operating leverage and double digit EPS growth.

•	Market Environment. The market environment in 2005 was in line with the Company’s overall assumptions at the beginning of the year, but mixed with respect to individual drivers. The equity markets showed lower price appreciation and volume growth than expected, while the fixed income markets proved to be quite robust. Volatility in the foreign exchange markets was in line with our expectations, while the Federal Reserve increased short term interest rates at a faster than anticipated pace.

•	Company Income. Net income increased by 9.1% in 2005, from $1,440 million to $1,571, and earnings per share grew by 9.7%, from $1.85 to $2.03. This performance reflects good top line results across all the Company’s securities services and fiduciary businesses, and strong growth in net interest income generated by increased liquidity reflecting broad growth in the Company’s securities servicing businesses and sound interest rate positioning. In addition, the quality of the credit portfolio remained excellent, and credit costs remained at historic lows.

•	Operating Leverage/Cost Containment. The Company achieved positive operating leverage on a core basis for the third and fourth quarters versus 2004. In addition, the Company continued to generate good results from a number of programs to control expense growth. These programs include day-to-day profitability programs, reengineering processes, and moving jobs to lower cost locations. Expense control was effective in 2005 as the Company’s staff count increased by less than 1% to 23,451, well below the rate of revenue growth.

•	Investment. During 2005, the Company maintained its investments in technology and quality initiatives, completed the key elements of its business continuity investment plan, and launched a new branding initiative in January that was expanded throughout the year.

•	Debt. The Company’s debt ratings remained strong and capital levels at the Bank exceeded regulatory minimums for a ‘‘well capitalized’’ bank.

•	Total Shareholder Return. Total shareholder return in 2005 for the Company equaled -1.9%, versus 4.9% for the S&P 500 index and 6.5% for the S&P Financials index. Over the last five years, shareholder return experienced a compound average growth rate of -8.2% for the Company, .6% for the S&P 500 index and 3.8% for the S&P Financial index. Over the last ten years, total shareholder return increased at a compound average growth rate of 12.5% for the Company, 9.1% for the S&P 500 index and 13.4% for the S&P Financial index.

•	Regulatory Matters. The Company resolved a number of outstanding regulatory matters in 2005, including the RW Leasing and Russian funds transfer matters dating back to 2003 and 1999 respectively.

2005 Executive Compensation

In 2005, the Compensation and Organization Committee engaged an outside consultant to conduct a complete review of the Company’s compensation program for senior management. Based on this review the Compensation and Organization Committee changed many aspects of the program to be effective in plan year 2006. These changes are discussed at the end of this report.

The Company’s executive compensation program consists of the following components.

Base Salary

Individual base salary increases are considered by the Committee on a two year basis and generally occur every two to three years. In exceptional circumstances, such as a significant promotion or major change in position responsibilities, increases may occur more frequently. The Committee assesses a number of factors, without giving specific weight to any one factor, when determining salary levels, including:

—	the level of responsibility of the particular position

—	individual performance

—	overall company performance

—	the business and inflationary climate

Annual Cash Incentives

Annual bonuses are designed to provide a short-term (one-year) incentive. For the Named Executive Officers, bonuses are generally based on performance against pre-established corporate goals, but may be decreased by the Committee on a discretionary basis. If annual results fall below the threshold level of performance, no payments will be made. For other executive officers, bonuses are based on an evaluation of individual contributions to Company financial performance. Heads of major business units and other key officers are eligible for annual cash incentives as determined by the CEO, all of which are reviewed with the Committee.

Long Term Incentives

Long term incentives consist of share grants (performance shares and restricted shares) and stock options.

Share Grants

Performance Shares. Performance shares have been granted every three years. They are earned based on Company results against pre-established annual performance goals in each of the performance periods. They are earned based on annual achievement of actual and relative return on equity (adjusted for non recurring items) goals. Each year, annual performance is assessed and any shares earned generally have an additional two year service restriction. Dividend equivalents are paid each year on the number of shares subject to the award. Beginning in 2006, the Committee has discontinued the payment of dividends, as described in the ‘‘2006 Executive Compensation Program’’ section of this report.

Restricted Shares. Generally, restricted share grants are awarded to senior executives and other officers below the Named Executive Officers. Named Executive Officers may receive grants in selective circumstances. None of the Named Executive Officers received restricted share grants in 2005. Restricted shares generally do not vest until at least three years after their grant date, irrespective of performance goals. They are offered as incentives to remain in the employ of the Company and contribute to overall Company performance and shareholder value. As described in the ‘‘2006 Executive Compensation Program’’ section of this report, beginning in 2006, the Company’s 10 most senior executive officers below the Named Executive Officers will not be receiving restricted share grants. Restricted shares will continue to be used in select situations for attraction, retention and recognition purposes. Dividends are paid on outstanding restricted stock.

Stock Option Grants

Stock options are designed to provide long-term (ten year) incentives and rewards to directly reflect the price of the Company’s Common Stock. Given market fluctuations, a direct correlation between stock price performance and financial performance is not guaranteed. However, stock options — which add value to participants only when shareholders benefit from stock price appreciation — remain an important component of the Company’s executive compensation program.

In 2005, approximately 1,800 employees received stock option grants. The number of options granted was based on an evaluation of individual contributions to Company performance, as well as position and salary level in the Company. The number of options currently held by an employee was not a factor.

Stock options are issued annually at an exercise price equaling 100% of the fair market value of the Company’s Common Stock on the grant date and vest one-third per year over three years.

Stock Ownership Guidelines

The Committee established formal stock ownership guidelines in 2005 for the Named Executive Officers, as well as for other designated senior executive officers. Over time, these officers are expected to acquire shares of Company Common Stock equal in value to at least five to fifteen times their base salary amounts, depending on their positions. Mr. Renyi’s ownership guideline equals fifteen times his base salary. Senior executive ownership levels of Company Common Stock currently meet these guidelines by a substantial margin.

For purposes of determining an executive officer’s ownership stake, the Company takes into consideration shares of Common Stock owned outright, unvested performance shares, unvested restricted shares and shares held in the Company’s employee stock purchase and retirement plans. Outstanding unexercised stock options are excluded.

Employment Agreements

The Company does not maintain employment agreements with its senior management, but does have Change-in-Control agreements as described in the ‘‘Employment Agreements and Related Matters’’ section of the Proxy Statement.

Retirement and Other Benefit Programs

The Company also provides executive officers with life and medical insurance, pension (including Excess and Supplemental Executive Retirement Plans), savings, and other welfare benefits that are competitive with market practices. These benefits include the retirement plans described in this Proxy Statement and the benefits referred to in footnote 2 (iii) of the Summary Compensation Table.

Such benefits support the Company’s ability to effectively and efficiently attract and retain superior executive talent. The Committee periodically reviews these benefits when making overall compensation decisions.

Beginning in 2006, BNY modified its retirement plan formula from a final average pay formula to a career average formula, in essence reducing future benefits earned under the plan. Additionally, the Committee hired an independent consultant to review the Supplemental Executive Retirement Plan (‘‘SERP’’), and based on the consultant’s recommendations, the Committee amended the SERP. For executive officers that participate in the SERP, beginning with 2006, benefits provided by the SERP will be based on a career average formula and the bonus included in the SERP calculation is limited to 100% of base pay. The ‘‘Retirement Plan Table and Discussion’’ section of the Proxy Statement describes the changes made in 2006 to the Company’s tax-qualified and non-qualified retirement plans in more detail.

CEO Compensation

The Chief Executive Officer’s compensation for 2005 was determined in accordance with the principles discussed above. A summary of 2005 compensation and a comparison to 2004 follows.

Annual Compensation

	2005 Performance Year		2004 Performance Year
	Description	Value	Description	Value
Base salary	Unchanged since 2000	$1,000,000	Unchanged since 2000	$1,000,000
Annual cash incentive bonus	The Company's reported Net Income was up 9% in 2005. The Company’s Net Income results according to performance guidelines, resulted in an annual incentive of $3,894,000. The Committee determined that a payment consistent with last year’s payment was more appropriate in consideration of the Company’s Total Shareholder Return relative to the S&P 500 Financials index.	$3,000,000	The Company’s reported Net Income was up 24% in 2004. The Company’s results according to performance guidelines resulted in an annual incentive of $4,735,000. This amount was reduced by the Committee in light of the RW Leasing matter and other regulatory issues	$3,000,000
Performance Shares	192,000 shares or 96% of 200,000 share grant was earned based on achievement of absolute & peer ROE goals Earned shares were reduced 35% to 124,800 shares by the Committee by exercising negative discretion. The Committee took this action in consideration of the Company’s Total Shareholder Return relative to the S&P 500 Financials index. This represents a $2,140,320 reduction in value	$3,974,880	194,000 shares or 97% of 200,000 share grant was earned based on achievement of absolute & peer ROE goals Earned shares were reduced 25% to 145,500 shares by the Committee by exercising negative discretion, in light of the RW Leasing matter and other regulatory issues. This represents a $1,620,870 reduction in value	$4,862,610
Stock Option Grants	187,500 option shares were granted in March 2006 for 2005 performance; reflects reduction by the Committee of approximately 50% from the CEO’s stock option guideline of 375,000 shares in consideration of the Company’s Total Shareholder Return relative to the S&P 500 Financials Index.	$1,323,750*	No option shares were granted in March 2005 for 2004 performance in light of the RW Leasing matter and other regulatory issues.	$0
Dividends	Reflects dividends paid on outstanding performance and restricted shares	$605,425	Reflects dividends paid on outstanding performance and restricted shares	$617,697
401 (k)	Reflects company contributions	$29,450	Reflects company contributions	$29,225
Total		$9,933,505		$9,509,532

*Estimated based on a lattice based binomial model. (See footnote (2) to Option Grants Table for a more complete explanation of the model). Calculated value using the model was not available at the date of publication.

Additional Compensation

	2005 Performance Year		2004 Performance Year
	Description	Value*	Description	Value**
Perquisites	Cost of car and driver and home security systems	$153,057	Cost of car and driver and home security systems	$143,919
Retirement Benefits	Annual Company cost	$363,000	Annual Company cost	$333,000
Executive LTD	Company payments for long-term disability insurance	$4,365	Company payments for long-term disability insurance	$4,365
Life Insurance	Premiums for universal life insurance policy	$45,480	Premiums for universal life insurance policy	$45,480
ESOP	Value of additional allocated shares in the employee stock ownership plan	$1,378	Value of additional allocated shares in the employee stock ownership plan	$1,378

*Paid in 2005

**Paid in 2004

Total Compensation

The Committee members regularly review all components of the compensation provided to the Company’s CEO, including base salary, annual bonus, long-term equity compensation, perquisites and other personal benefits, the projected payout obligations under the Company’s pension plans, and the total projected payouts in the event of a change in control. Tables quantifying the estimated values of these components for the Chief Executive Officer were presented to and reviewed by the Board.

2006 Executive Compensation Program

In 2005, the Committee worked with an independent compensation consultant to conduct a comprehensive review of the Company’s compensation plans. Based on this review, the Committee determined that for performance year 2006, the following changes would be made to more strongly link the compensation plans to the Company’s financial and stock price performance while maintaining a competitive position:

—	Peer group: For compensation purposes for 2006, key competitors will consist of companies that are similar in size and operating metrics and in most cases conduct similar businesses. This group includes BB&T, Bear Stearns Companies, Fifth Third Bancorp, Lehman Brothers Holdings, Mellon Financial, National City, Northern Trust, PNC Financial Services Group, State Street Corporation, Suntrust Banks, US Bancorp and Wachovia. These companies are also included within the S&P 500 Financials Index, which will be used for the five-year comparison of total shareholder return going forward.

—	Annual Cash Bonuses: Executives will be evaluated on a combination of corporate, business unit and/or strategic goals based on their level of responsibility and position.

—	Performance Share Plan: Beginning with the 2006 – 2008 performance cycle, performance shares will be granted on an annual basis, with overlapping three year cycles. Performance will be measured over the three year period based on return on equity (75% weighting) and earnings per share (25% weighting). Any shares earned based on these measures will be modified based on the Company’s total shareholder return performance over the three year period relative to the companies in the S&P Financials index. No dividends will be earned or paid during the performance cycle.

—	Restricted Stock: The Company’s 10 most senior executive officers below the Named Executive Officers will begin receiving performance shares rather than restricted shares. Restricted shares will continue to be used in select situations for attraction, retention and recognition purposes.

Deductibility of Compensation

Where practical, the Committee seeks to design compensation programs so that all compensation paid to the executive officers will qualify for an income tax deduction. The Committee believes, however, that shareholders’ interests may be best served by offering compensation that is not fully deductible where appropriate to attract, retain, and motivate talented executives.

By:   The Compensation and Organization Committee

February 23, 2006

Richard J. Kogan
Frank J. Biondi, Jr.
John A. Luke, Jr.
John C. Malone
Samuel C. Scott III

Total Shareholder Return

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
The Bank of New York Company, Inc.	$100.00	$75.19	$45.26	$64.34	$66.60	$65.35
S&P 500	$100.00	$88.17	$68.73	$88.41	$97.99	$102.80
S&P 500 Financials	$100.00	$91.07	$77.78	$101.88	$112.92	$120.25
Peer Group	$100.00	$99.91	$87.17	$122.46	$134.00	$143.57

Value of assumed $100 investment on December 31, 2000 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poors 500 Stock Index, in the Standard & Poors 500 Financials Index and in the Peer Group Index; dividends are reinvested.

Peer Group

Bank of America Corporation Citigroup Incorporated FleetBoston Financial Corporation (1) J.P.Morgan Chase & Co. Lehman Brothers Mellon Financial Corporation	Merrill Lynch & Co. Incorporated Morgan Stanley The PNC Financial Services Group, Inc. State Street Corporation Wachovia Corporation (2)

(1)	Effective April 1, 2004 Bank of America Corporation completed its acquisition of FleetBoston Financial Corporation; return history for the Peer Group includes FleetBoston Financial Corporation prior to April 1, 2004.

(2)	During 2001 First Union Corporation acquired Wachovia Corporation and assumed the Wachovia Corporation name; return history for the Peer Group includes First Union prior to the September 2001 merger completion.

The Company has elected to discontinue the use of the Peer Group and instead use the Standard & Poors 500 Financials Index because that index is composed of a broader range of companies that better represent the Company's businesses.

Total Shareholder Return

	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
The Bank of New York Company, Inc.	$100.00	$142.60	$249.57	$353.46	$356.88	$499.01	$375.22	$225.84	$321.05	$332.35	$326.12
S&P 500	$100.00	$122.90	$163.85	$210.57	$254.83	$231.62	$204.21	$159.19	$204.77	$226.97	$238.09
S&P 500 Financials	$100.00	$135.09	$200.03	$222.83	$232.04	$291.39	$265.38	$226.65	$296.87	$329.03	$350.39
Peer Group	$100.00	$146.32	$230.06	$249.92	$347.57	$422.62	$422.24	$368.40	$517.53	$566.31	$606.74

Value of assumed $100 investment on December 31, 1995 in The Bank of New York Company, Inc. Common Stock, in the Standard & Poors 500 Stock Index, in the Standard & Poors 500 Financials Index and in the Peer Group Index; dividends are reinvested.

Peer Group (1)

Bank of America Corporation (2) Citigroup Incorporated (3) FleetBoston Financial Corporation (2) J.P.Morgan Chase & Co. (4) Lehman Brothers (5) Mellon Financial Corporation	Merrill Lynch & Co. Incorporated Morgan Stanley (5) The PNC Financial Services Group, Inc. (5) State Street Corporation (5) Wachovia Corporation (6)

(1)	The Company's Peer Group for 1995 consisted of BankAmerica Corporation, Bankers Trust New York Corporation, The Chase Manhattan Corporation, Chemical Banking Corporation, Citicorp, First Chicago NBD Bancorp, First Interstate Bancorp, J.P. Morgan and Co. Incorporated and Wells Fargo Company. In the ensuing ten years the peer group changed as a result of mergers and other market changes. AXA Financial was included in the peer group for 2000. On January 2, 2001 the remaining publicly held shares of AXA Financial were acquired by AXA Group (Paris) and AXA Financial was dropped from the peer group. Effective October 1, 1998 First Chicago NBD Bancorp was acquired by Banc One (later Bank One). Return history includes First Chicago NBD Bancorp up to January 1, 1998. In 2000 the Company changed is peer group to eliminate Bankers Trust, Chemical Banking Corporation, First Interstate Bancorp, J.P.Morgan & Company and Wells Fargo, due to mergers. Effective December 1, 1995 First Chicago Corporation merged with NBD Bancorp. First Chicago Corporation was eliminated from the peer group in January 2001. The performance of First Chicago Corporation is not included in the above performance chart. First Interstate Bancorp was acquired by Wells Fargo effective April 1, 1996. Chemical Banking Corporation acquired The Chase Manhattan Corporation and changed its name to The Chase Manhattan Corporation effective April 1, 1996. Bankers Trust was acquired by Deutsche Bank on June 4, 1999.

(2)	BankAmerica Corp. merged with NationsBank Corp. effective September 30, 1998 and changed its name to Bank of America Corporation effective April 29, 1999. Effective April 1, 2004 Bank of America Corporation completed its acquisition of FleetBoston Financial Corporation; return history for the Peer Group includes FleetBoston Financial Corporation from 2000 to April 1, 2004.

(3)	Citicorp merged with Travelers Group and changed its name to Citigroup effective October 8, 1998. Return history for the Peer Group includes Citicorp up to that date.

(4)	Chemical Banking Corporation acquired The Chase Manhattan Corporation and changed its name to The Chase Manhattan Corporation effective April 1, 1996. Return history of The Chase Manhattan Corporation reflects return accruing to holders of common stock of The Chase Manhattan Corporation (post merger) as of January 1,1996; return history of Chase Manhattan Bank through December 29, 2000, when Chase merged with J.P.Morgan & Company; return history of J.P.Morgan Chase & Co. thereafter.

(5)	In 2003 the Company's Peer Group was changed to include Lehman Brothers, Morgan Stanley, The PNC Financial Services Group, Inc. and State Street Corporation and to eliminate Wells Fargo & Co. Bank One was added to the Peer Group for 1999 and was eliminated from the Peer Group after it announced, on January 14, 2004, that it would merge with J.P.Morgan Chase & Co.

(6)	During 2001 First Union Corporation acquired Wachovia Corporation and assumed the Wachovia Corporation name; return history for the Peer Group is that of First Union prior to the September 2001 merger completion.

Employment Agreements and Related Matters

The executive officers named in the Summary Compensation Table in this Proxy Statement are currently parties to the agreements described below.

Severance Agreements.   The Severance Agreements for Messrs. Renyi, Hassell, Van Saun, Velli and Monks (the ‘‘Severance Agreements’’) generally provide that in the event that, within 24 months following a ‘‘Change in Control’’ (as defined below) of the Company, such executive officer either (i) receives notice that his employment will terminate for any reason other than death, retirement, Cause or Disability (as defined in the Severance Agreements) or (ii) gives notice that his employment will terminate for Good Reason (as defined in each Severance Agreement), such executive officer will be provided with a pro-rata portion of such person's annual bonus for the fiscal year in which termination occurs calculated according to a formula based on last year's bonus, severance pay in an amount equal to 3 times (2 times for Messrs. Velli and Monks) the sum of the officer’s (x) annual salary rate prior to a notice of termination (or, if higher, the annual salary rate immediately prior to the Change in Control) and (y) highest annual bonus earned during the last 3 (2 for Messrs. Velli and Monks) completed fiscal years immediately preceding the executive officer’s termination date (the ‘‘Bonus Amount’’); the severance payment will also include an amount equal to the lump sum actuarial equivalent of the additional benefit which the officer would have received under the Company’s Retirement, Excess Benefit and Supplemental Executive Retirement Plans if his employment had continued for 3 (2 for Messrs. Velli and Monks) additional years, his age were increased by 3 (2 for Messrs. Velli and Monks) years and he continued to receive salary equal to the annual salary rate in effect immediately prior to the Change in Control and bonus compensation equal to the Bonus Amount. Should the executive officer be subject to the excise tax on ‘‘excess parachute payments’’ as a result of such payment and payments under other plans due to a Change in Control, an additional payment will be made to restore the after-tax severance payment to the same amount that the executive officer would have retained had the excise tax not been imposed.

The initial term of the Severance Agreements was July 11, 2000 to December 31, 2000. Thereafter, they automatically renew each January 1st for consecutive one year periods unless terminated by either party on 90 days prior notice, provided, that notwithstanding any such notice, the Severance Agreements will continue in effect for 24 months after a Change in Control that occurs during the term or any renewal thereof.

Other Employee Benefit Matters.   Under the 1993, 1999 and 2003 Long-Term Incentive Plans, in the event of a Change in Control (as defined below), (i) the restrictions applicable to all shares of restricted stock and restricted share units shall lapse and such shares and share units shall be deemed fully vested, (ii) all restricted stock granted in the form of share units shall be paid in cash, (iii) 200% of all performance shares granted in the form of shares of Common Stock or share units shall be deemed to be earned in full and fully vested, (iv) 200% of all performance shares granted in the form of share units shall be paid in cash, and (v) any participant who holds a stock option that is not exercisable in full shall be entitled to receive, at the discretion of the Compensation and Organization Committee, a cash payment or shares of Common Stock as provided below with respect to the portion of the stock option which is not then exercisable. The amount of any cash payment in respect of a restricted share unit or performance share unit shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or, if higher, the highest fair market value of the Common Stock during the 90-day period ending on the date of the Change in Control or (B) in the event the Change in Control is the result of any other occurrence, the highest fair market value of the Common Stock during the 90-day period ending on the date of the Change in Control. The amount to be paid or the fair market value of Common Stock to be received in respect of the portion of any stock option which is not exercisable shall be equal to the result of multiplying the number of shares of Common Stock covered by such portion of the stock option by the difference between (x) the per share value of Common Stock determined pursuant to the preceding sentence, or such lower price as the Compensation and Organization Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, and (y) the per share exercise price of such stock option.

The Company entered into a trust agreement with an independent trustee in 1993 to establish a trust (the ‘‘Trust’’) to provide for the payment of amounts due to Messrs.  Renyi, Hassell, Van Saun, Velli and

Monks (and certain other senior executives) upon a Change in Control (as defined below) of the Company. The terms of the Trust provide for the payment to Messrs. Renyi, Hassell, Van Saun, Velli and Monks (and certain other senior executives) of the severance pay payable to them pursuant to their Severance Agreements described above. The Trust also provides for the payment of amounts due to participants under the Company’s Supplemental Executive Retirement Plan and Excess Benefit Plan which include Messrs. Renyi, Hassell, Van Saun, Velli and Monks (and certain other senior executives). The Trust is revocable at any time at the option of the Company prior to a Change in Control. After the occurrence of a Change in Control, the Trust will become irrevocable and will be used for the exclusive purpose of providing benefits to such persons. The Trust is funded by the deposit of an irrevocable letter of credit in the amount of $197 million issued by an entity unaffiliated with the Company.

Change in Control.   A ‘‘Change in Control’’ for purposes of the Severance Agreements of Messrs. Renyi, Hassell, Van Saun, Velli and Monks, the Trust, the Supplemental Executive Retirement Plan and Excess Benefit Plan, the 1993, 1999 and 2003 Long-Term Incentive Plans is deemed to occur if (A) any ‘‘person’’ (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of then outstanding securities (‘‘Voting Securities’’) of the Company, unless the acquisition of Voting Securities is in connection with an acquisition by the Company of a business or operation of or controlled by such person, a majority of the Board approve a resolution providing that the acquisition does not constitute a Change in Control and such person does not become the owner of 35% or more of the Voting Securities; or (B) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this sentence) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously approved (the ‘‘Incumbent Directors’’), cease for any reason to constitute a majority thereof; or (C) the consummation of the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in (i) the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or, if applicable, of the ultimate parent corporation which has beneficial ownership of at least 95% of the Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of the Company or of such surviving entity (or such ultimate parent corporation) outstanding immediately after such merger or consolidation and (ii) the Incumbent Directors constituting at least a majority of (x) the board of directors of the surviving entity and of any corporation that owns 25% or more but less than 50% of the Voting Securities of such surviving entity or (y) the board of directors of any corporation that owns at least 50% of the Voting Securities of such surviving entity; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets. Notwithstanding anything contained herein to the contrary, if a Change in Control occurs under clause (C) of the definition thereof under the 1993, 1999 or the 2003 Long-Term Incentive Plans, no amendment to the provisions of this Section which is adopted in connection with or as a consequence of the Change in Control shall be effective if it adversely affects a Participant unless the Company’s Chief Executive Officer immediately prior to such Change in Control serves as Chief Executive Officer for 2 years thereafter of the Surviving Corporation and, if applicable, of any corporation that owns at least 50% of the Voting Securities of the Surviving Corporation.

All of these agreements are being reviewed by the Company to determine whether changes are required to comply with recent tax legislation.

RETIREMENT PLAN TABLE AND DISCUSSION

Defined Benefit Plans

The Company sponsors three defined benefit plans for its eligible U.S. based employees in participating business units: The Retirement Plan of The Bank of New York Company, Inc. (the ‘‘Tax-qualified Pension Plan’’ or ‘‘Plan’’), a benefits restoration plan (the ‘‘Excess Benefit Plan’’) and a supplemental executive retirement plan (the ‘‘SERP’’).

In 2005, the Company engaged an independent pension consultant to review the features and associated costs of each of these plans. The consultant reviewed the plans both on their own merit and in the competitive context. Additionally, in 2005, the Board’s’ Compensation and Organization Committee (the ‘‘Committee’’) hired a separate independent compensation consultant to review the overall compensation of the CEO, including overall retirement plan benefits, specifically addressing the SERP. As a result of recommendations made by the pension consultant engaged by the Company and the recommendations of the consultant engaged by the Committee, beginning with 2006 benefits, each of the plans provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. The new formula will have the effect of reducing the future benefits earned under each of the plans. In addition to the new formula, changes were also made to the SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. The following summarizes the three plans and estimated benefits payable to Named Executive Officers.

•	The Tax-qualified Pension Plan is a funded plan for broad-based employees and is subject to Internal Revenue Code (the ‘‘IRC’’) limits on eligible pay for determining benefits. Benefits are based on eligible base pay ($210,000 in 2005). Employees may choose between a monthly benefit and a lump sum at retirement.

•	The Excess Benefit Plan is an unfunded nonqualified plan designed to provide the same benefit to employees whose benefits are curtailed under the Tax-qualified Pension Plan due to IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum. As of December 31, 2005, over 200 employees participated in the Excess Benefit Plan and the accrued benefit obligation was $27 million.

•	The SERP is an unfunded nonqualified plan that provides a similar benefit formula but includes annual bonus (capped at 100% base salary after 2005) for senior executives selected to participate by the Committee, including all of the individuals listed in the Summary Compensation Table. Benefits are paid in a lump sum. Participants are entitled to benefits only if they terminate service at or after age 60. The SERP is closed to new participants. As of December 31, 2005, 28 employees participated in the SERP and the accrued benefit obligation was $34 million.

The annual benefit accrual for all three plans is 1% of eligible pay earned after 2005. This is less than the annual accrual provided under the plans for service before 2006. Benefits accrued before 2006 were based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit will increase with actual final average pay up to 1% per year. For the prior accrued benefit, the Tax-qualified Pension Plan and the Excess Benefit Plan used a five-year average period, whereas the SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at the Company.

Total Pension Benefit Stated as an Annual Payment

The following table sets forth the estimated total pension benefit from the Tax-qualified Pension Plan, the Excess Benefit Plan and the SERP through December 31, 2005 stated in the form of an annual pension benefit upon retirement at age 60. As noted above, the portion of the total annual pension benefit attributed to the Excess Benefit Plan and SERP will actually be paid in a lump sum instead of an annual benefit.

	YEARS OF CREDITED SERVICE
REMUNERATION*	15	20	25	30	35	40
500,000	120,096	160,128	200,160	239,686	277,186	314,686
1,000,000	243,846	325,128	406,410	486,436	561,436	636,436
1,500,000	367,596	490,128	612,660	733,186	845,686	958,186
2,000,000	491,346	655,128	818,910	979,936	1,129,936	1,279,936
2,500,000	615,096	820,128	1,025,160	1,226,686	1,414,186	1,601,686
3,000,000	738,846	985,125	1,231,410	1,473,436	1,698,436	1,923,436
3,500,000	862,596	1,150,128	1,437,660	1,720,186	1,982,686	2,245,186

*	For purposes of this chart, remuneration comprises base salary plus bonus as recognized under the Tax-qualified Pension Plan, the Excess Benefit Plan and the SERP.

As of December 31, 2005, Thomas A. Renyi had $3,174,667 of covered remuneration and 34 years of service; Gerald L. Hassell had $2,220,333 and 29 years; Bruce W. Van Saun had $1,750,000 and 8 years; Joseph M. Velli had $1,511,111 and 21 years; and Donald R. Monks had $1,366,667 and 33 years.

Total Pension Benefit Payable to Named Executive Officers

The estimated total pension benefit payable under the Tax-qualified Pension Plan, the Excess Benefit Plan and the SERP described above (in ‘‘Total Pension Benefit Stated as an Annual Payment’’) to the Named Executive Officers at retirement age 60 (or one year later if the participant is age 60 or older) is also described in the following table as a total lump sum payable from each of these plans, based on benefits earned through December 31, 2005 (column 5). Although participants must choose to receive benefits under the Tax-qualified Plan either through annuity payments or as a lump sum (columns 1 and 2), benefits under the Excess Benefit Plan (column 3) and the SERP (column 4) are payable only in the form of a lump sum. As previously noted, participants are entitled to benefits under the SERP only if they terminate service on or after age 60.

			(1)	(2)	(3)	(4)	(5) (5)=(2)+(3)+(4)
Name	Age	Years of Service	Annual Payment under the Tax-qualified Pension Plan	Lump Sum Tax-qualified Retirement Plan Benefit	Lump Sum Excess Benefit Plan Benefit	Lump Sum SERP Benefit	Total Lump Sum Pension Benefit
Thomas A. Renyi	59	34	112,461	1,529,649	5,923,364	16,416,315	23,869,328
Gerald L. Hassell	54	29	90,869	1,235,959	3,328,187	9,914,541	14,478,687
Bruce W. Van Saun	48	8	23,772	323,342	571,240	2,090,532	2,985,114
Joseph M. Velli	47	21	66,399	903,134	1,686,033	4,433,461	7,022,628
Donald R. Monks	57	33	101,842	1,385,210	895,686	6,233,840	8,514,735

Notes:

—	Total Lump Sum Pension Benefits are based on benefits earned through 12/31/05 and assume payment to such individuals is made at age 60.

—	As of 12/31/05, Tax-qualified Pension Plan and Excess Benefit Plan benefits were based on a 5 year final average eligible compensation. For this purpose, Mr. Renyi’s average compensation was $1,000,000, Mr. Hassell $710,000, Mr. Van Saun $535,000, Mr. Velli $566,667 and Mr. Monks $510,000.

—	As of 12/31/05 SERP benefits were based on a 3 year final average eligible compensation. For this purpose, Mr. Renyi’s average compensation was $3,174,667, Mr. Hassell $2,220,333, Mr. Van Saun $1,750,000, Mr. Velli $1,511,111and Mr. Monks $1,366,667. Messrs. Renyi, Hassell, Van Saun, Velli and Monks are not vested in SERP benefits unless they terminate service on or after age 60. Mr. Renyi will attain age 60 in 2006.

—	Eligible compensation includes the most recent base pay and bonus received by the individual as of December 31, 2005. SERP calculations do not include the bonus paid in 2006.

—	Lump Sum conversion factors are based on the November 2005 30-year treasury rate.

Defined Contribution Plans

The Named Executive Officers also participate in the Company’s Employee Savings & Investment Plan (ESIP) and Employee Stock Ownership Plan (ESOP) available to certain U.S. based employees in participating business units. Contributions to these plans are subject to the IRC limit on eligible pay ($210,000 in 2005). The Named Executive Officers also participate in the Company’s Excess Contribution Plan.

•	The ESIP is a 401(k) plan under which the Company contributes $1.00 for every $1.00 contributed by the employee up to 3% of eligible pay ($210,000 in 2005). The Company will also contribute $0.50 for every $1.00 contributed by the employee in between 3% and 6% of eligible pay. The Company provides an additional core contribution equal to 2% of base salary for employees with one year of service. Employer and employee contributions are 100% vested immediately. Assets of the plan are held in trust for the benefit of participants. Employees may choose among twenty-two investment funds, including a Company Common Stock fund which can be purchased at a 5% discount.

•	The Excess Contribution Plan is an unfunded nonqualified plan that provides an annual cash payment equal to the ESIP’s core contribution (2% of base salary) in excess of the IRC compensation limit ($210,000 in 2005) for employees with one year of service.

•	The ESOP operates in conjunction with the Tax-Qualified Pension Plan. Shares of Company common stock are allocated to the accounts of participants who are employees on December 31 of each year based on the proportion their base salary bears to the total base salaries of all eligible participants during the year. Accounts are vested after five years of service or upon death, if earlier. At retirement, a participant receives the greater of the value of the Tax-qualified Pension Plan or the ESOP account.

As of December 31, 2005, the annual Company contributions to the ESIP for the Named Executive Officers are as follows: $29,450 for Mr. Renyi, $25,450 for Mr. Hassell, $21,565 for Mr. Van Saun, $21,950 for Mr. Velli, and $20,123 for Mr. Monks and the annual Company contributions to the ESOP are $1,378 for Mr. Renyi, $1,102 for Mr. Hassell, $826 for Mr. Van Saun, and $861 for Mr. Velli. Mr. Monks does not participate in the ESOP.

Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	69,463,224	$35.18	32,424,230
Equity compensation plans not approved by security holders (1)(2)			454,725
Total	69,463,224	$35.18	32,878,955

(1)	As of December 31, 2005.

(2)	All equity compensation plans providing for the issuance of options for the purchase of equity securities have been approved by shareholders. No warrants or rights are issuable under any equity compensation plan. The only equity compensation plan not approved by shareholders is the Directors’ Retainer Plan pursuant to which a portion of directors’ retainer fees are paid in shares of Company Common Stock.

Directors’ and Officers’ Liability Insurance

The Company has purchased directors’ and officers’ liability and corporate reimbursement insurance, covering all directors and officers of the Company and all subsidiaries, from the following underwriters: National Union Fire Insurance Company of Pittsburgh, PA, XL, ACE USA, Hartford, Chubb and various other domestic and international insurance companies. These policies are dated December 1, 2005 at a total premium expense for a one year period of $5,878,965, paid by the Company, and are due to expire December 1, 2006.

Certain Relationships and Related Transactions

In the ordinary course of business, certain of the Company's subsidiaries have had, and expect to continue to have, banking and fiduciary transactions with a number of the Company's directors and executive officers and their associates and members of their immediate families. Such transactions are all on terms comparable to similar transactions with others who are not within such group.

Certain of the Company's executive officers and directors are executive officers, directors or beneficial owners of 10 percent or more of any class of equity securities of corporations, or members of partnerships, which are customers of or suppliers to the Company and its subsidiaries. As such customers or suppliers, their transactions were in the ordinary course of business, except as noted herein. Such customer transactions include borrowings from the Company and the Company's bank subsidiaries, all of which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features at the time credit was extended.

During 2005, John C. Malone, a director of the Company, was also Chairman and CEO of Liberty Media Corporation (‘‘Liberty’’), Chairman of Liberty Global, Inc., Chairman, CEO and President of Liberty Media International (‘‘LMI’’), which is a subsidiary of Liberty Global, Inc. (‘‘LGI’’), and Chairman and CEO of Discovery Holding Company (‘‘Discovery’’). During 2005, the Company extended credit to these companies and to certain of their affiliated entities at floating interest rates. The only indebtedness to the Company outstanding at any time during 2005, net of loans participated to the Bank, was under a $50 million committed syndicated credit facility to an affiliate of Discovery and under three committed syndicated credit facilities to affiliates of Liberty in the amounts of $48.3 million, $10.3 million and $1.5 million.

During 2005, a loan that had been made prior to 2005 to one entity affiliated with Liberty continued to be classified by the Bank as a potential problem loan. The outstanding loans to this entity were approximately $10.9 million at a month-end high point during 2005 and was approximately $356 thousand at year-end. In June, the Bank received $7.4 million in payment of a $10.3 million loan to this entity as the borrower sold assets. The Bank wrote off approximately $2.5 million of the loan, leaving a balance of $356 thousand, which the Bank expects to be repaid in 2006.

Prior to 2005, the Company established uncommitted facilities for total return swap transactions with Liberty involving Liberty 's publicly traded debt securities. Under such swaps, the Company would purchase publicly traded debt securities of Liberty (the ‘‘Debt Securities’’). Pursuant to the terms of each total return swap, the Company would pay Liberty interest based upon the face amount and stated interest rate of the Debt Securities and Liberty would pay the Company interest at market rates on the fair market value of the Debt Securities at the date the swap was entered into (the ‘‘Purchase Price’’). Upon maturity of each transaction, the Company would be obligated to pay Liberty any appreciation, and Liberty would be obligated to pay the Company any depreciation, in the value of the Debt Securities between the date of purchase and the maturity date. Liberty would post cash collateral equal to 10% of the fair value of the Debt Securities. The transactions would be terminated upon Liberty's purchase of the Debt Securities from the Company at the Purchase Price. There were no total return swaps between the Company and Liberty during 2005 and the facility was cancelled in 2005.

The Board considered credit exposures to entities affiliated with Mr. Malone when determining the independence of Mr. Malone. After a review of the status of the exposures, including a review of the credit extended by the Company, the potential problem loan and the total return swap facility cited herein, the Board determined that the Company's relationships with entities affiliated with Mr. Malone were not material to Mr. Malone personally and would not jeopardize Mr. Malone's judgments on behalf of the Company. The Board also determined that the aggregate size of the problem loan and the amount written off were immaterial relative to the assets of Liberty and that termination of the loan would not reasonably be expected to have a material and adverse effect on the financial condition or results of operations of Liberty.

During 2005, Brian L. Roberts, a director of the Company, was also Chairman and CEO of Comcast Corporation (‘‘Comcast’’). During 2005, the Company made loans to certain of Comcast's affiliated companies at floating interest rates. The only indebtedness to the Company outstanding at any time during 2005, net of loans participated to the Bank, was loans made under committed syndicated credit facilities to four affiliates of Comcast in the amounts of $50 million, $31.9 million, $19.1 million and $25 million. Prior to 2005, the Bank made a loan under a syndicated credit facility to an entity in which Comcast subsequently acquired an interest. Prior to Comcast's acquisition of its interest in the borrower, the loan had been classified as a potential problem loan. During 2005, the loan, which was performing as agreed and which had a high point of $19.1 million, continued to be classified as a potential problem loan until it was repaid in full in July 2005.

During December 2005, the Bank issued a commitment to underwrite a new credit facility in the amount of $600 million to an entity affiliated with Comcast. That commitment, which was subject to Regulation O and approved by the Board, was never accepted by the entity and expired before year-end. The entity has accepted a commitment from the Bank to co-underwrite a credit facility in which each bank would have $300 million in credit risk until the facility is syndicated. The Bank anticipates that, after syndication, the Bank’s exposure will be approximately $30 million. Prior to syndication, the credit exposure would exceed 5% of the entity's assets. However, after syndication the credit exposure would be less than 5% of the assets of the borrower.

The Board considered credit exposures to Comcast and its affiliates when determining the independence of Mr. Roberts. After a review of the status of the exposures, including a review of the credits extended by the Company, the potential problem loan and underwriting commitment cited herein, the Board determined that the Company's relationships with Comcast and its affiliates were not material to Mr. Roberts personally and would not jeopardize Mr. Roberts' judgments on behalf of the Company. The Board also determined that the size of the potential problem loan was immaterial relative to Comcast's assets and that termination of the loan or the bank’s commitment to underwrite the syndicated facility would not reasonably be expected to have a material and adverse effect on the financial condition or results of operations of Comcast.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers (‘‘Reporting Persons’’) to file with the Securities and Exchange Commission and the NYSE, within specified due dates, reports relating to their ownership of and transactions in the Company’s equity securities.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 2005 its Reporting Persons have complied with all applicable Section 16(a) filing requirements except that Thomas P. Gibbons inadvertently failed to timely file one report as to one transaction.

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information as of December 31, 2005 concerning persons which, to the knowledge of the Company, had beneficial ownership of more than 5% of the voting securities indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital Research and Management Company (1) 333 South Hope Street Los Angeles, CA 90071	68,348,000	(1)	8.9%

(1)	Capital Research and Management Company, an investment adviser and a wholly owned subsidiary of The Capital Group Companies, Inc., had sole dispositive power with respect to all of the reported shares as a result of acting as investment adviser to various investment companies that are subsidiaries of The Capital Group Companies, Inc.

Item 2.    PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent public accountants for the year 2006 and the Board of Directors recommends that shareholders ratify such appointment at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Item 3.    SHAREHOLDER PROPOSAL

Shareholder Proposal with Respect to Cumulative Voting

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, DC 20037, who is the owner of 1,002 shares of the Common Stock of the Company, has advised the Company that she intends to present the following proposal at the Annual Meeting:

RESOLVED: ‘‘That the stockholders of Bank of New York, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.’’

Proponent’s statement in Support of Resolution:

REASONS: ‘‘Many states have mandatory cumulative voting, so do National Banks.’’

‘‘In addition, many corporations have adopted cumulative voting.’’ ‘‘Directors elected through cumulative voting, might ask about loans made to CERTAIN politicians.’’ Last year the owners of 276,353,290 shares, representing 49.72% of shares voting, voted for my similar resolution.

‘‘If you AGREE, please mark your proxy FOR this resolution.’’

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board believes that the current voting procedure — where each share is entitled to one vote for each nominee for director — is inherently fair and representative of the interests of all of the Company's shareholders.

Cumulative voting, as suggested by the proponent, would make it possible for shareholders representing a minority of all shares to elect a director to represent their own particular interests. Board candidates who are primarily anchored to single-issue causes are not likely to be legitimate representatives of the entire ownership.

This could result in a Board of Directors that is unable to work cohesively in the interests of all shareholders because some directors advocate only the particular position of the group that elected him or her. Effective corporate governance requires a board whose members can all work together effectively without political or personal conflicts.

The Company operates in a highly regulated environment and needs directors who have expertise in and an understanding of complex regulatory and financial matters. The Board of Directors considers issues such as acquisitions, financing, deployment of assets and long term corporate strategy. Directors who are elected by cumulative voting based on their stance on a single issue — such as CEO compensation — or representation of a particular interest group — may not be effective directors because they could lack the background or experience to enable them to make informed decisions with respect to complex matters of Company operations or strategy that are presented to the Board.

FOR ALL OF THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Item 4.    SHAREHOLDER PROPOSAL

Shareholder Proposal with Respect to Reimbursement of Expenses of Opposition Candidates for the Board of Directors

The American Federation of State, County and Municipal Employees, 1625 L Street, Washington, D.C. 20036, which is the owner of 8,068 shares of the Common Stock of the Company, has advised the Company that it intends to present the following proposal at the Annual Meeting.

RESOLVED, that shareholders of Bank of New York Company, Inc. (‘‘BONY’’) urge the board of directors (the ‘‘Board’’) to amend the by-laws to provide procedures for the reimbursement of reasonable expenses, including but not limited to legal, advertising, solicitation, printing and mailing costs (collectively, ‘‘Expenses’’), incurred by a shareholder or group of shareholders (in each case, a ‘‘Nominator’’) in a contested election of directors, provided that:

(a)    the election of fewer than 50% of the directors to be elected is contested;

(b)    the amount of the reimbursement shall not exceed the amount determined by the following formula: (i) if any candidate nominated by the Nominator is elected to the Board, 100% of the Nominator's Expenses shall be reimbursed; (ii) if no such candidate is elected, the Reimbursable Percentage shall be determined by (A) dividing the highest number of votes received by an unelected candidate nominated by the Nominator by the lowest number of votes received by an elected candidate, and (B) multiplying the Reimbursable Percentage by the Expenses; provided, however, that if the Reimbursable Percentage is less then 30%, no Expenses shall be reimbursed.

(c)    The bylaw shall not apply if shareholders are permitted to cumulate their votes for directors; and

(d)    The bylaw shall apply only to contested elections commenced after the bylaw's adoption.

SUPPORTING STATEMENT

In our opinion, the power of shareholders to elect directors is the most important mechanism for ensuring that corporations are managed in shareholders' interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation's business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat exists at most U.S. public companies, including BONY. Harvard Law School professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called ‘‘short slates’’ — slates of director candidates that would not comprise a majority of the board, if elected — contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) This proposal would provide reimbursement for reasonable expenses incurred in successful short slate efforts — but not contests aimed at ousting a majority of the board — with success defined as the election of at least one member of the short slate. The proposal would also provide proportional reimbursement for contests in which no short slate candidates were elected, but only if the most successful short slate candidate received at least 30% of the vote received by the elected director with the lowest number of ‘‘for’’ votes.

We urge shareholders to vote for this proposal.

MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Management believes that opposition candidates for the Board should pay their own expenses. The proposal, if enacted, would require our Company to pay tens or even hundreds of thousands of dollars in legal fees, advertising expenses and printing and mailing costs to unsuccessful candidates for the Board of Directors.

Requiring all of the shareholders to subsidize the solicitation expenses of opposition candidates for our Board would encourage contested elections that would serve no purpose other than to distract management and waste Company assets. The costs of a contest for a seat on any public company's board can reach six or even seven figures when the costs of printing and mailing a proxy statement are added to advertising expenses and legal fees.

The Proponent's supporting statement cites the ‘‘scarcity’’ of ‘‘short slate’’ election contests but does not explain how ‘‘short slate’’ election contests would benefit shareholders. Management's view is that using corporate assets to reimburse unsuccessful opposition candidates for our Board would offer no benefit to shareholders. Rather, such a procedure would work to the detriment of shareholders by requiring the payment of corporate assets to board candidates that have been rejected by a majority of the shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Shareholder Proposals for the 2007 Annual Meeting

In accordance with the rules of the Securities and Exchange Commission (the ‘‘SEC’’), shareholders who intend to present proposals at the 2007 Annual Meeting of Shareholders must submit such proposals in time for them to be received by the Company on or before November 17, 2006, for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. A shareholder proposal submitted outside the process of SEC Rule 14a-8 is considered untimely if it is not received by January 11, 2007.

John M. Liftin Secretary March 17, 2006

EXHIBIT A

CORPORATE GOVERNANCE GUIDELINES

Introduction

The business and affairs of The Bank of New York Company, Inc. (the ‘‘Company’’) are subject to the general oversight and authority of the Board of Directors (the ‘‘Board’’). The Board has adopted these Corporate Governance Guidelines. Together with its Certificate of Incorporation, Bylaws, and charters of Board Committees, these guidelines provide the authority and practices for governance of The Bank of New York Company, Inc.

Recognizing that ethical behavior is essential to our success, the Board also has enhanced the Code of Conduct for all employees and Directors. The Code incorporates our statement of principles and provides the framework for maintaining the highest standards of professional conduct for our Company. By adhering to the Corporate Governance Guidelines and the Code of Conduct, we ensure that the long-term interests of our shareholders are best served.

The Company will publish its Corporate Governance Guidelines, key Board committee charters, and Code of Conduct on the Company’s website, and will make these documents available in writing, as requested.

I.   The Board of Directors

A.	Director Selection and Board Composition

In selecting new Directors of the Company, consideration is given to each individual Director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Company and its management, and duties imposed by law and regulation. Important factors include:

•	Each Director must, as determined by the Board, be qualified to perform duties of a Director in accordance with Section 717 of the New York Business Corporation Law (‘‘BCL’’) as evidenced by the Director’s experience, accomplishments, education, skills, and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Company and its shareholders, without conflicts of interest;

•	The majority of Directors will be independent in accordance with the Standards for Determining Independence of Directors as adopted by the Board and in compliance with applicable laws and regulations, including the listing standards of the New York Stock Exchange;

•	The Company will comply fully with all legal and regulatory requirements concerning the composition of the Audit and Examining, Nominating and Governance, and Compensation and Organization Board Committees;

•	Collectively, Board members will bring to the Company a broad range of complementary skills, expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of business, government, or not-for-profit enterprises and must have an aptitude for evaluating business matters and making practical and mature judgments.

B.	Determination of Directors’ Independence

A substantial majority of the Board of Directors will be independent, as that term is defined in any applicable laws and regulations, including the listing standards of the New York Stock Exchange. The Company recognizes that Independent Directors and Directors who are deemed not independent all make valuable contributions to the Board and to the Company by reason of their experience and judgment.

A Director will be considered independent only if the Board has affirmatively determined that the Director has no material relationship with the Company that would impair his or her independent judgment. The Board will review factors affecting independence at the time a Director is proposed for election or re-election. In the process of making such determinations, the Board will consider the nature, extent and materiality of the Director’s relationships with the Company and the Board will apply the following guidelines:

•	A Director will be deemed not to be independent by the Board of Directors if the Board finds that

(a)	a Director is employed by the Company or a Director’s immediate family member is employed by the Company as an executive officer, other than as an interim executive officer;

(b)	a Director or a Director’s immediate family member receives more than $100,000 per year in compensation from the Company, other than Director’s fees, pension or other forms of deferred compensation that is for prior service and not contingent upon continued service, compensation for former service as an interim Chairman or CEO, or compensation received by an immediate family member for service as an employee below the level of executive officer;

(c)	a Director or an immediate family member of the Director is a current partner of a firm that is the Company’s external auditor; a Director is a current employee of a firm that is the Company’s external auditor; a Director has an immediate family member who is a current employee of a firm that is the Company’s external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a Director or an immediate family member of the Director was within the past three years (but no longer is) a partner or employee of a firm that is the Company’s external auditor and personally worked on the Company’s audit within that time;

(d)	a Director or a Director’s immediate family member is employed as an executive officer by another entity whose compensation committee includes any present executive of the Company;

(e)	a Director is currently employed, or a Director’s immediate family member is currently employed as an executive officer, by an entity (including a tax exempt entity) that makes payments to, or receives payments from, the Company for goods or services (other than charitable contributions) in an amount that exceeds, in a single fiscal year, the greater of $1 million or two percent of that entity’s consolidated gross revenues;

(f)	any charitable contribution (excluding matching gifts) to any charitable organization in which a Director serves as an executive officer, exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues, in a single fiscal year; or

(g)	any of the situations described in (a), (b), (c), (d) or (e) above existed within the past three years; provided, however, that (i) prior to November 4, 2004, a one-year look back period will apply, (ii) with respect to (c) above, if a Director was independent upon application of the one year test but not deemed independent when the three year test applied, then the Company has until after its first annual meeting after June 30, 2005 to take action in light of the Director’s change in status, (iii) in applying the look back in (d) above, the Director would be deemed not to be independent only if he/she or an immediate family member of the Director were an executive officer of the other entity at the same time that a present executive of the Company served on the other entity’s compensation committee, and (iv) consideration of the financial test in (e) above will only be required if a Director or a Director’s immediate family member is currently employed by an entity which is making payments to or receiving payments from the Company.

Additionally, the Company will disclose in its Annual Proxy Statement any charitable contributions to any charitable organization in which a Director serves as an executive officer, if within the preceding three years, contributions, excluding matching gifts, in a single fiscal year exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of this document ‘‘family member’’ includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

•	A Director will be deemed not to be independent by the Board of Directors if the Board finds that a Director has material business arrangements with the Company which would jeopardize the Director’s judgment. The Board will review for materiality all business arrangements between the Company and the Director and all business arrangements between the Company and an entity for which the Director serves as an officer or general partner or owns more than five percent. Arrangements are not material and not likely to jeopardize the Director’s judgment, and thereby his/her independence, if

(a)	the arrangements are usually and customarily offered to customers by the Company;

(b)	the arrangements are offered on substantially similar terms as those prevailing at the time for comparable transactions with other customers under similar circumstances;

(c)	in the event that (i) a proposed arrangement were not made or (ii) an existing arrangement were terminated in the normal course of business, that action would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations, or business of the recipient;

(d)	in the case of extensions of credit, the credit extended is not more than five percent of the assets of the borrower or in the case of credit extensions to a family of entities, the aggregate credit extended is not more than five percent of the total assets of the combined entities;

(e)	in the case of extensions of credit, the credits are not in payment default; and

(f)	in the case of personal loans, all such loans to Directors are subject to and compliant with Regulation O of the Federal Reserve Bank.

In applying the factors listed in (a) through (f) above, the Board will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each Director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the guidelines. In such cases, the basis for independence determinations will be disclosed in the Company’s Annual Proxy Statement.

C.	Term for Directorship

•	A slate of Directors is recommended by the Nominating and Governance Committee, nominated by the Board, and subject to shareholder vote each year. Shareholders may propose nominees for consideration by the Nominating and Governance Committee;

•	Directors serve until the next annual shareholder meeting;

•	A person of age seventy or older at the time of the election shall not stand for election or re-election;

•	The Board may fill vacancies in existing or new director positions with such directors serving only until the next election of Directors; and

•	The Board has determined that imposition of a maximum term of service is not in the interest of the Company or its shareholders.

II.    Meetings of the Board

The Board currently plans at least seven meetings per year, with further meetings to occur at the discretion of the Board. The Board is generally responsible for its agenda. The agenda for each meeting will be prepared by the Chairman and distributed to Board members in advance, whenever possible. Board members will make every effort to prepare for and attend all Board meetings.

Non-management Directors also will hold an Executive Session without management on the day of each regularly scheduled Board Meeting, and at least one such meeting each year will be attended only by non-management directors deemed by the Board to be independent. The Chairmen of the Nominating and Governance Committee, the Compensation and Organization Committee, and the Audit and Examining Committee will serve as the director presiding at Executive Sessions for three year terms on a rotating basis.

To foster open discussions, the proceedings and deliberations of the Board are confidential. Each Director shall maintain the confidentiality of information received in connection with his or her service as a Director of the Company.

III.    Committees of the Board

The Board shall appoint at least the committees required by the New York Stock Exchange, including the Audit and Examining Committee, the Nominating and Governance Committee, and the Compensation and Organization Committee, in addition to other committees, such as the Executive Committee, which the Board may determine are necessary or convenient to the conduct of its responsibilities. Independent Directors are expected to serve on one or more committees of the Board and to prepare for and attend committee meetings.

Directors serving on certain Board committees may also be required to have other qualifications as specified in the relevant committee charter. The Audit and Examining Committee, the Nominating and Governance Committee, and the Compensation and Organization Committee shall be composed of at least three members, and all members of these committees will be Independent Directors, as determined hereunder. Additionally, members of the Audit and Examining Committee must meet independence requirements of the Sarbanes-Oxley Act of 2002, as more fully described in the Audit and Examining Committee Charter.

The Audit and Examining Committee, the Nominating and Governance Committee, and the Compensation and Organization Committee will each conduct an annual self-evaluation and report the results to the full Board. Among other things, a committee’s evaluation will compare the performance of the committee with the requirements of its written charter.

The Chairman of each Board committee will give periodic reports of the committee’s activities to the Board of Directors.

IV.	Director Duties, Responsibilities and Resources

A.	Duties and Responsibilities

The Board of Directors is elected by the shareholders, and its primary responsibility is to oversee the management of the Company to ensure that the interests of the Company and its shareholders are served. Directors will provide guidance to management and exercise their business judgment in what they believe to be the best interests of the Company and its shareholders. Directors will perform their duties in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances.

Directors must comply with the Code of Conduct of the Company.

Directors will ensure that a process is in place for a non-management director to consider concerns raised to them by shareholders and employees. Shareholders or employees who have a concern about the Company’s conduct or about the Company’s accounting, internal accounting controls, or auditing matters may communicate that concern by writing to the Director Presiding at Executive Sessions, at the address noted on the Company’s website.

Directors’ duties and responsibilities include, through their oversight and direction of management of the Company:

•	Reviewing the Company’s business strategies and financial performance;

•	Selecting, evaluating, and determining the compensation of the Chief Executive Officer and reviewing management succession plans and the selection, evaluation, compensation, and development of other key managers;

•	Reviewing key risks in the Company’s businesses, supervising the Company’s management of those risks and ensuring the adequacy of the Company’s risk management programs;

•	Reviewing and approving major transactions;

•	Ensuring processes are in place for promoting integrity in the conduct of management and other employees;

•	Ensuring processes are in place for mandating integrity in financial reporting;

•	Ensuring processes are in place for compliance with all applicable laws and regulations; and

•	Ensuring processes are in place for protecting the assets of the Company, including its property and its reputation.

B.	Resources

In performing his or her duties, a Director is entitled to rely upon information, opinions, reports, statements, financial statements, or other financial data prepared or presented by:

•	Officers or employees of the Company or a subsidiary whom the Director believes to be reliable and competent in the matters presented;

•	Counsel, public accountants, and other persons as to matters which the Director believes to be within the person’s professional or expert competence; and

•	Committees of the Board on which the Director does not serve so long as in so relying the Director is acting in good faith.

V. Director Access to Management and Independent Advisors

Directors will meet regularly with management and may consult with other employees and independent advisors, such as independent auditors and outside counsel, as the Board or its committees deem appropriate.

VI.    Director Compensation

Directors will be paid compensation for their services (‘‘Director’s Fees’’) which may include annual retainers in cash, Company shares, or options; meeting fees; fees for serving as a committee chairman; and fees for serving as a Director of a subsidiary of the Company, as well as reimbursement for reasonable out-of-pocket expenses in connection with serving as a Director. The Nominating and Governance Committee will periodically review Director compensation and make appropriate recommendations to the Board. Director compensation should be consistent with market practices and align Directors’ interests with those of long-term shareholders while not calling into question Directors’ objectivity. Directors are required to maintain ownership of Company shares with a market value of at least five times the annual cash retainer, by the third anniversary of their service as a director.

VII.  Director Orientation and Continuing Education

Each newly-elected Director will participate in an orientation program which will include a review of the Company’s financial condition, Risk Management Program, Audit Program, Compliance Program, Code of Conduct, Employment Program, and Business Plan (focused on key businesses and business objectives) as presented collectively by the Company’s Chairman, President, Chief Financial Officer, General Counsel, Chief Risk Officer, Chief Auditor, Director of Human Resources, Secretary, and other senior executives.

The Directors will receive additional information about these subjects through their regular meetings, meeting materials, periodic presentations, and copies of corporate organizational documents, periodic filings, and significant presentations made to investors.

VIII.   Management Succession

Management will provide periodic reviews of management succession plans, including the criteria for CEO selection and emergency planning, to the Board and to relevant Board committees.

IX.    Annual Performance Evaluation of the Board

The Board will review its performance annually taking into consideration the Board’s duties and responsibilities and the matters covered under the Charters of its committees. The Chairman of the Nominating and Governance Committee will take the lead in the preparation of the evaluation and will be assisted by the Secretary.

EXHIBIT B

GUIDELINES FOR DETERMINING DIRECTOR INDEPENDENCE

A substantial majority of the Board of Directors will be independent, as that term is defined in any applicable laws and regulations, including the listing standards of the New York Stock Exchange. The Company recognizes that Independent Directors and Directors who are deemed not independent all make valuable contributions to the Board and to the Company by reason of their experience and judgment.

A Director will be considered independent only if the Board has affirmatively determined that the Director has no material relationship with the Company that would impair his or her independent judgment. The Board will review factors affecting independence at the time a Director is proposed for election or re-election. In the process of making such determinations, the Board will consider the nature, extent and materiality of the Director’s relationships with the Company and the Board will apply the following guidelines:

•	A Director will be deemed not to be independent by the Board of Directors if the Board finds that

(a)	a Director is employed by the Company or a Director’s immediate family member is employed by the Company as an executive officer, other than as an interim executive officer;

(b)	a Director or a Director’s immediate family member receives more than $100,000 per year in compensation from the Company, other than Director’s fees, pension or other forms of deferred compensation that is for prior service and not contingent upon continued service, compensation for former service as an interim Chairman or CEO, or compensation received by an immediate family member for service as an employee below the level of executive officer;

(c)	a Director or an immediate family member of the Director is a current partner of a firm that is the Company’s external auditor; a Director is a current employee of a firm that is the Company’s external auditor; a Director has an immediate family member who is a current employee of a firm that is the Company’s external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a Director or an immediate family member of the Director was within the past three years (but no longer is) a partner or employee of a firm that is the Company’s external auditor and personally worked on the Company’s audit within that time;

(d)	a Director or a Director’s immediate family member is employed as an executive officer by another entity whose compensation committee includes any present executive of the Company;

(e)	a Director is currently employed, or a Director’s immediate family member is currently employed as an executive officer, by an entity (including a tax exempt entity) that makes payments to, or receives payments from, the Company for goods or services (other than charitable contributions) in an amount that exceeds, in a single fiscal year, the greater of $1 million or two percent of that entity’s consolidated gross revenues;

(f)	any charitable contribution (excluding matching gifts) to any charitable organization in which a Director serves as an executive officer, exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues, in a single fiscal year; or

(g)	any of the situations described in (a), (b), (c), (d) or (e) above existed within the past three years; provided, however, that (i) prior to November 4, 2004, a one-year look back period will apply, (ii) with respect to (c) above, if a Director was independent upon application of the one year test but not deemed independent when the three year test applied, then the Company has until after its first annual meeting after June 30, 2005 to take action in light of the Director’s change in status, (iii) in applying the look back in (d) above, the Director would be deemed not to be independent only if he/she or an immediate family member of the Director were an executive officer of the other entity at the same time that a present executive of the Company served on the other entity’s compensation committee, and (iv) consideration of the financial test in (e) above will only be required if a Director or a Director’s immediate family member is currently employed by an entity which is making payments to or receiving payments from the Company.

B-1

Additionally, the Company will disclose in its Annual Proxy Statement any charitable contributions to any charitable organization in which a Director serves as an executive officer, if within the preceding three years, contributions, excluding matching gifts, in a single fiscal year exceeded the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues.

For purposes of this document ‘‘family member’’ includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

•	A Director will be deemed not to be independent by the Board of Directors if the Board finds that a Director has material business arrangements with the Company which would jeopardize the Director’s judgment. The Board will review for materiality all business arrangements between the Company and the Director and all business arrangements between the Company and an entity for which the Director serves as an officer or general partner or owns more than five percent. Arrangements are not material and not likely to jeopardize the Director’s judgment, and thereby his/her independence, if

(a)	the arrangements are usually and customarily offered to customers by the Company;

(b)	the arrangements are offered on substantially similar terms as those prevailing at the time for comparable transactions with other customers under similar circumstances;

(c)	in the event that (i) a proposed arrangement were not made or (ii) an existing arrangement were terminated in the normal course of business, that action would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations, or business of the recipient;

(d)	in the case of extensions of credit, the credit extended is not more than five percent of the assets of the borrower or in the case of credit extensions to a family of entities, the aggregate credit extended is not more than five percent of the total assets of the combined entities;

(e)	in the case of extensions of credit, the credits are not in payment default; and

(f)	in the case of personal loans, all such loans to Directors are subject to and compliant with Regulation O of the Federal Reserve Bank.

In applying the factors listed in (a) through (f) above, the Board will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each Director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the guidelines. In such cases, the basis for independence determinations will be disclosed in the Company’s Annual Proxy Statement.

B-2

EXHIBIT C

AUDIT AND EXAMINING COMMITTEE CHARTER

I. General

This Charter sets forth the authority and responsibilities of the Audit and Examining Committee (the ‘‘Committee’’) of the Board of Directors (the ‘‘Board’’) of The Bank of New York Company, Inc. (the ‘‘Company’’) and The Bank of New York (the ‘‘Bank’’).

The Committee assists the Board in fulfilling its statutory and fiduciary responsibilities with respect to internal controls, accounting policies, and auditing and financial reporting practices. The Committee assists the Board in its oversight of (i) the integrity of the Company's financial statements and the financial reporting process, (ii) compliance with legal and regulatory requirements, (iii) the independent public accountant's qualification and independence, and (iv) the performance of the independent public accountants and the Company's internal audit function.

The Committee will report its activities to the Board on a regular basis and make such recommendations, as the Committee deems necessary or appropriate.

The Committee is entitled to place reasonable reliance on (i) the integrity of those persons and organizations within and outside the Company from whom and from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary which will be promptly reported to the Board of Directors.

The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for planning and performing proper audits, including an audit of the Company's annual consolidated financial statements filed on Form 10-K, and other procedures, including reviews of the Company's unaudited interim consolidated financial statements prior to the filing of each quarterly report on Form 10-Q. The Committee is responsible for maintaining open communication between the Committee and the independent public accountants, internal auditors, management, and the Board of Directors.

The Committee will have full access to the Company's books, records, facilities, and personnel. The Committee has the authority and available funding to perform or supervise special investigations, to engage outside experts, including legal and accounting experts, and to incur administrative expenses in connection with fulfilling its obligations. The Committee will have the sole authority to approve fees and related terms of engagements for outside experts for such special investigations.

The Committee will conduct an annual self-evaluation of its effectiveness.

This charter will be published on the Company's Website and in the Annual Proxy Statement, and will be available in written form upon request.

The Committee will review and assess the adequacy of this written charter annually and recommend changes to the Board of Directors when necessary.

II. Membership

The Committee members will be appointed by the Board of Directors, and the Chairman of the Committee will be designated by the Board. The Committee will consist of three or more members who are all Independent Directors meeting the requirements of applicable laws, regulations and the listing standards of the New York Stock Exchange as determined by the Board of Directors in its business judgment, and the selection of members will be based on the specific needs of the Company and regulation.

With respect to Committee members, the basis for determining independence will be the director independence guidelines specified in the Company's Corporate Governance Guidelines plus additional requirements imposed upon audit committees by the Securities and Exchange Commission: (i) the Committee members will not receive, directly or indirectly through their affiliations or relatives, any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than Director's Fees as defined in the Company's Corporate Governance Guidelines and fixed amounts of compensation under a retirement plan for prior service, and (ii) the Committee members cannot be ‘‘affiliated persons’’ of the Company as such term is described in the Securities and Exchange Commission rules implementing Section 301 of the Sarbanes-Oxley Act of 2002.

The composition of the Committee and its independence will be reviewed annually by the Board of Directors.

Should there be members who sit simultaneously on the Audit Committees of three or more public companies, the Board will determine if their duties on other boards impair their ability to serve effectively on the Audit and Examining Committee of the Company, and such determinations will be disclosed in the Annual Proxy Statement.

All members of the Committee will be ‘‘financially literate,’’ and collectively the members shall have such other qualifications as mandated by the Securities and Exchange Commission. As required by New York Stock Exchange Listing Standards or by law or regulation, at least one member will have ‘‘accounting or related financial management expertise.’’ To the extent that the Committee may have an ‘‘audit committee financial expert,’’ as defined in regulations of the Securities and Exchange Commission, the designation of a person as the Company's audit committee financial expert will not impose any duties, obligations or liability on that person that are greater than those imposed on other members of the Committee and the Board who do not carry this designation, nor will it affect the duties, obligations or liability of any other member of the Committee or the Board. The Board of Directors will perform an annual review to confirm the qualifications and independence of the Committee. Committee members will serve at the pleasure of the Board and may be removed by the Board of Directors in its discretion.

III. Meetings

The Committee will meet as often as necessary to fulfill its duties and responsibilities.

Minutes of all meetings will be approved by the Committee and maintained.

The Committee will meet separately at least quarterly with each of management, the Chief Auditor, the General Counsel and the independent public accountants, providing sufficient time to discuss any matters that the Committee or any of these persons or firms believes should be discussed.

The Committee may request any officer or employee of the Company or outside counsel to the Company or independent public accountants or any special counsel or advisors to the Committee to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV. Duties and Responsibilities

A. Matters to Be Reviewed and Discussed by the Committee

The Committee will review management's assessment of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention and detection of management override or compromise of internal controls.

The Committee will review the Report on Internal Controls that is filed within the Company's Annual Report. That report will state the responsibilities of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting and contain an assessment of the effectiveness of such structure and procedures. The Committee will also review the independent public accountants' examination of management's assertion regarding the Company's internal controls over financial reporting.

The Committee will discuss with management, the Chief Auditor and/or the independent public accountants, as appropriate, significant proposed or contemplated changes to the Company's auditing and accounting principles, policies, controls, procedures and practices, and will inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

The Committee will review and discuss with management and the independent public accountants the scope of services required at the commencement of the audit, matters relating to the conduct of the audit, and the results of the audit.

The Committee, or in its discretion, the Chairman of the Committee, will discuss with management, the Chief Auditor and/or the independent public accountants, as appropriate, the Company's financial earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, if any.

The Committee will review with management, the independent public accountants, and the Chief Auditor the Company's annual consolidated financial statements and the related opinion thereon, prior to filing with the Securities and Exchange Commission. The Chief Executive Officer, Chief Financial Officer, and Chief Auditor will be present at this review, which will include a review of (i) the Company's disclosures under ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ to be included in the Company's Annual Report on Form 10-K, (ii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements, (iii) significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues regarding the adequacy of the Company's internal controls, and any special audit steps adopted in light of material control deficiencies, and (iv) any other matters to be reviewed per the requirements of the Securities and Exchange Commission, other regulatory agencies, or the New York Stock Exchange.

The Committee will review the independent public accountants' judgment about the quality of accounting principles as applied in financial reporting, and will review and assess the reasonableness of analyses prepared by management and the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements. Specifically, the independent public accountants will report to the Committee (i) all critical accounting policies and practices used by the Company, (ii) all material alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent public accountants, (iii) other material written communications between the independent public accountants and management, and (iv) any accounting or auditing issues at the Company on which the independent public accountant consulted its national office.

The Committee will review the interim financial statements and disclosures under ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ with management and the independent public accountants prior to the filing of the Company's Quarterly Report on Form 10-Q. The Chief Executive Officer, Chief Financial Officer, and Chief Auditor must be present at this review. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent public accountants under generally accepted auditing standards, including Statement on Auditing Standards No. 61. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

In conjunction with the reviews of the Company's Forms 10-K and 10-Q, the Committee will also receive a report from the Disclosure Committee and review the process for the Chief Executive Officer and Chief Financial Officer quarterly certifications of the SEC filings, as well as the Company's disclosure controls and procedures, including any changes or deficiencies. The Committee will receive and consider reports from the CEO and CFO made in connection with their certification of the Company's Form 10-K and 10-Q about (i) any significant deficiencies in the design or operation of internal controls or material weaknesses therein and (ii) any fraud involving management or other employees who have a significant role in the Company's internal controls.

The Committee will obtain from the independent public accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

The Committee will prepare and review with the independent public accountants the report relating to its oversight role, as required by the Securities and Exchange Commission, for inclusion in the Company's Annual Proxy Statement.

The Committee will review with management and the independent public accountants the content and the basis for reports relating to internal controls over financial reporting as required under the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA).

At least annually, the Committee will obtain and review a report by the independent public accountants describing: the independent public accountants' internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent public accountants and the Company.

The Committee will review with management, the General Counsel, the Chief Compliance Officer, and the Chief Auditor the Company's compliance with laws and regulations, including the laws and regulations relating to safety and soundness designated by responsible banking agencies and will also review management's assertions with respect to laws and regulations.

The Committee will receive from the Chief Compliance Officer the results of all significant regulatory examination reports, if any, and management’s responses thereto. The Committee will also receive quarterly reports from the Chief Compliance Officer on the Company’s compliance program and any significant compliance matters.

The Committee will review and discuss policies with respect to risk management and risk assessment. The Committee may discharge this duty by receiving and discussing at least annually a report from the Risk Committee of the Board of Directors summarizing their reviews of the Company's methods for identifying and managing risks.

The Committee will review and discuss any reports received from attorneys with respect to securities law violations and/or breaches of fiduciary duties that were reported to the General Counsel or the Chief Executive Officer and not resolved to the satisfaction of the reporting attorney.

The Committee will establish and maintain procedures for the confidential, anonymous receipt, treatment and retention of complaints related to accounting, internal accounting controls, auditing matters, and other situations that affect or could potentially affect the accuracy of the books and records of the Company.  The Chairman of the Audit and Examining Committee will review such complaints, if material, and take appropriate action.

The Committee will receive from the General Counsel an annual report on all significant litigation and investigations and periodic updates on these matters as warranted by circumstances.

The Committee will receive from the Chief Compliance Officer each year a report on compliance with the Code of Conduct.

B. The Committee's Relationship with the Independent Public Accountants

The Committee has direct responsibility to select and appoint the independent public accountants. Annually, the Committee will recommend that the Board request shareholder ratification of the appointment of the independent public accountants. The independent public accountants are to report to the Committee. The Committee also has the responsibility to evaluate and, when appropriate, to remove the independent public accountants. The Committee is responsible for setting the compensation of the independent public accountants, and the Committee shall periodically review the fees charged by the independent public accountants for all audit services and permitted audit-related, tax and other services.

The Committee is responsible for oversight of the independent public accountants' work as it pertains to the audit of the Company's financial statements and related disclosures, and other audit or attest services. The Committee will discuss with the independent public accountants the overall scope and plans for their audit, including the adequacy of staffing. The independent public accountants will also report to the Committee on the results of the audit, and the Committee will discuss any management or internal control letter issued or proposed to be issued by the independent public accountants. The Committee will perform an annual evaluation of the independent public accountant's qualifications, performance, and independence, as well as evaluate the performance of the lead engagement partner.

Annually, the Committee will receive from the independent public accountants written disclosures about their independence and discuss with them any factors that might detract from their independence.

The Committee is responsible for the pre-approval of all audit and permitted non-audit services performed by the independent public accountants and the Committee will not engage the independent public accountants to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate authority for the pre-approval of all audit and non-audit services to a member of the Committee. All such approvals will be reported at the next subsequent Committee meeting. As an alternative to pre-approving each non-audit service, the Committee may establish and disclose policies and procedures for pre-approval, provided they are consistent with requirements of applicable laws and regulations.

The Committee will require the independent public accountants to certify annually that they are in compliance with all applicable legal and regulatory requirements including those addressing rotation of lead and concurring partners, provisions of prohibited services, document retention, and the submission of timely reports.

The Committee will prohibit management from hiring as a manager overseeing financial reporting matters of the Company, any person who was employed by the independent public accountants and was the lead partner, concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company within the one-year period preceding the commencement of the audit of the current year's financial statements.

The Committee will review with the independent public accountants any material audit problems or difficulties and management's response and will consider disagreements between management and the independent public accountants, if any arise, and oversee any process for resolution.

C. Duties with Respect to Internal Audit

The Committee will receive annually from the Chief Auditor the internal audit plan, including the purpose, scope, and authority of the internal audit function, organizational reporting lines, and budget and staffing. This plan is subject to Committee approval. Periodically, the Committee will review the Chief Auditor's reports describing progress against this plan and describing significant deficiencies in the system of internal controls, significant operating issues, or other matters of interest to the Committee.

The Committee will review recommendations of management with respect to the appointment, compensation, and replacement of the Chief Auditor prior to management's taking actions to hire, set compensation or replace the Chief Auditor. The Chief Auditor is accountable to the Committee. The Committee will advise the Chief Auditor that he or she is expected to provide the Committee with summaries of significant reports to management prepared by the Internal Auditing Division and management's responses thereto, and in some cases, the Committee may require the actual reports. In addition, the Chief Auditor will report to the Committee on the follow-up of significant issues raised in reports and the resolution thereof.

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The BANK of NEW YORK

The Bank of New York Company, Inc.

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Votes MUST be indicated (x) in Black or Blue ink. X

Management recommends a vote FOR proposals 1 and 2:

1. ELECTION OF DIRECTORS:

FOR ALL ☐ WITHHOLD FOR ALL ☐ EXCEPTIONS* ☐

Nominees: Messrs. 01 - Biondi, 02 - Donofrio, 03 - Hassell, 04 - Kogan, 05 - Kowalski, 06 - Luke, 07 - Malone, 08 - Myners, 09 - Ms. Rein, Messrs. 10 - Renyi, 11 - Richardson, 12 - Roberts, 13 - Scott and 14 - Vaughan

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions* ____________________

	FOR	AGAINST	ABSTAIN
2. Ratification of Auditors.	☐	☐	☐

Management recommends a vote AGAINST proposals 3 and 4:

I agree to access future Proxy Statements and Annual Reports electronically. ☐

Indicate Address Change and/or Comments on the back of the card and Mark Here ☐

SCAN LINE

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date ______ Share Owner sign here ______ Co-Owner sign here ______

Your Vote is Important
Please Vote Today

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas J. Mastro, Kevin C. Piccoli and Bruce W. Van Saun as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on February 21, 2006 at the Annual Meeting of Shareholders to be held on April 11, 2006 or any adjournment thereof.

Unless otherwise specified, this proxy, when properly executed, will be voted FOR the election of all nominees for directors, FOR proposal (2) and AGAINST proposals (3) and (4). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THE BANK OF NEW YORK COMPANY, INC.
P.O. BOX 11198
NEW YORK, N.Y. 10203-0198

Address Changes/Comments

____

____

____

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

The BANK of NEW YORK

A REMINDER ABOUT OUR ANNUAL REPORT

The Bank of New York Company, Inc.

You are receiving this proxy card to vote the shares of The Bank of New York Company, Inc. stock that you own through your Company benefit plans. The Bank of New York Company, Inc. Annual Report will not be distributed to active employees who own Company stock through any of the Company's benefit plans. Employees who separately own Company stock outside of the benefit plans, registered in their name(s) or in street name, will continue to receive a copy of the Annual Report.

We encourage you to review the 2005 Annual Report, which is now available electronically on our website at www.bankofny.com/annualreport.

You may also request a paper copy of the 2005 Annual Report by sending an e-mail to pr@bankofny.com or by sending a written request, along with a self-addressed interoffice envelope to:

Kathleen F. Juliano, Public Relations, BN-OWS-31

▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink. X

Management recommends a vote FOR proposals 1 and 2:

1. ELECTION OF DIRECTORS:

FOR ALL ☐ WITHHOLD FOR ALL ☐ EXCEPTIONS* ☐

Nominees: Messrs. 01 - Biondi, 02 - Donofrio, 03 - Hassell, 04 - Kogan, 05 - Kowalski, 06 - Luke, 07 - Malone, 08 - Myners, 09 - Ms. Rein, Messrs. 10 - Renyi, 11 - Richardson, 12 - Roberts, 13 - Scott and 14 - Vaughan

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions* ____________________

	FOR	AGAINST	ABSTAIN
2. Ratification of Auditors.	☐	☐	☐

Management recommends a vote AGAINST proposals 3 and 4:

I agree to access future Proxy Statements and Annual Reports electronically. ☐

Indicate Address Change and/or Comments on the back of the card and Mark Here ☐

SCAN LINE

Please sign exactly as the name appears hereon.

Date Employee Signature

Your Vote is Important
Please Vote Today

THE EMPLOYEE SAVINGS & INVESTMENT PLAN
EMPLOYEES' STOCK OWNERSHIP PLAN
THE RETIREMENT SAVINGS PLAN OF BNY SECURITIES GROUP

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

This card provides voting instructions for shares held in the Company Stock Fund of: The Employee Savings & Investment Plan, The Employees' Stock Ownership Plan and The Retirement Savings Plan of BNY Securities Group. The undersigned hereby directs the respective fiduciary of each plan in which the undersigned holds shares of The Bank of New York Company, Inc. Common Stock to vote all whole shares of The Bank of New York Company, Inc. Common Stock held in the undersigned's name and / or account under such plan on February 21, 2006 in accordance with the instructions given on the reverse hereof, at the Annual Meeting of Shareholders to be held on April 11, 2006 or any adjournment thereof.

Unless otherwise specified, this proxy, when properly executed, will be voted FOR the election of all nominees for directors, FOR proposal (2) and AGAINST proposals (3) and (4). In their discretion, the fiduciaries are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please note that if this Voting Instruction Card is not properly completed and signed, or if it is not received, shares allocated to your account will be voted in direct proportion as shares in the applicable plan, for which directions have been received.

THE BANK OF NEW YORK COMPANY, INC.
101 BARCLAY ST
A-LEVEL – PROXY DEPT.

Address Changes/Comments

____

____

____

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

A REMINDER ABOUT OUR ANNUAL REPORT

The Bank of New York Company, Inc.

You are receiving this proxy card to vote the shares of The Bank of New York Company, Inc. stock that you own through the Employee Stock Purchase Plan. The Bank of New York Company, Inc. Annual Report will not be distributed to active employees who own Company stock through any of the Company's benefit plans. Employees who separately own Company stock outside of the benefit plans, registered in their name(s) or in street name, will continue to receive a copy of the Annual Report.

We encourage you to review the 2005 Annual Report, which is now available electronically on our website at www.bankofny.com/annualreport.

You may also request a paper copy of the 2005 Annual Report by sending an e-mail to pr@bankofny.com or by sending a written request, along with a self-addressed interoffice envelope to:

Kathleen F. Juliano, Public Relations, BN-OWS-31

▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink. X

Management recommends a vote FOR proposals 1 and 2:

1. ELECTION OF DIRECTORS:

FOR ALL ☐ WITHHOLD FOR ALL ☐ EXCEPTIONS* ☐

Nominees: Messrs. 01 - Biondi, 02 - Donofrio, 03 - Hassell, 04 - Kogan, 05 - Kowalski, 06 - Luke, 07 - Malone, 08 - Myners, 09 - Ms. Rein, Messrs. 10 - Renyi, 11 - Richardson, 12 - Roberts, 13 - Scott and 14 - Vaughan

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions* ____________________________

	FOR	AGAINST	ABSTAIN
2. Ratification of Auditors.	☐	☐	☐

Management recommends a vote AGAINST proposals 3 and 4:

I agree to access future Proxy Statements and Annual Reports electronically. ☐

Indicate Address Change and/or Comments on the back of the card and Mark Here ☐

SCAN LINE

Please sign exactly as the name appears hereon.

Date Employee Signature

Your Vote is Important
Please Vote Today

EMPLOYEES' STOCK PURCHASE PLAN

THE BANK OF NEW YORK COMPANY, INC.

ONE WALL STREET, NEW YORK, NY 10286

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas J. Mastro, Kevin C. Piccoli and Bruce W. Van Saun as proxies each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Bank of New York Company, Inc. held of record by the undersigned on February 21, 2006 at the Annual Meeting of Shareholders to be held on April 11, 2006 or any adjournment thereof.

Unless otherwise specified, this proxy, when properly executed, will be voted FOR the election of all nominees for directors, FOR proposal (2) and AGAINST proposals (3) and (4). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THE BANK OF NEW YORK COMPANY, INC.
101 BARCLAY ST
A LEVEL – PROXY DEPT.

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.

To Employees Who Own The Bank of New York company, Inc. Common Stock

YOUR VOTE IS IMPORTANT

If you have not already voted, please sign, date and return your proxy today.

Patricia A. Bicket
Assistant Secretary

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Thank you.